     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 24, 1996
                                                COMMISSION FILE NUMBER 33-97770
- -------------------------------------------------------------------------------

                   SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549
                          -----------------------
                               AMENDMENT 7 TO
                                  FORM S-1
                          REGISTRATION STATEMENT
                                    UNDER
                        The Securities Act of 1933
                        --------------------------

                           LEVEL BEST GOLF, INC.
      FLORIDA                                            59-3205644
  (State or other    (Primary Standard Industrial     (I.R.S. Employer
    jurisdictions     Classification Code Number)  Identification Number)
  of incorporation
  or organization)
                            11800 28th Street North
                           St. Petersburg, FL 33716
                          Telephone:  (813) 571-3545
            (Address and telephone number of registrant's principal
              executive offices and principal place of business.)

                                 Fred Solomon
                            11800 28th Street North
                           St. Petersburg, FL 33716
                          Telephone:  (813) 571-3545
           (Name, address and telephone number of agent for service.)

                                with copies to:
                                Jody M .Walker
                                Attorney At Law
                            7841 South Garfield Way
                           Littleton, Colorado 80122

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to
              Rule 415 under the Securities Act of 133, check the
                               following box:
                                     /x/

                                      CALCULATION OF REGISTRATION FEE
========================================================================================================

    Title of each                                 Proposed             Proposed             Amount of
      class of               Amount to be         offering             aggregate          registration
     securities               registered           price            offering price           fee<F3>
- --------------------------------------------------------------------------------------------------------
Common Stock, <F1>
  $.001 par value               100,000            1.50               $150,000               $51.72
Class A Warrants                275,000             .09<F2>            $24,750                $8.53
     Common Stock<F4>           275,000            4.75             $1,306,250              $450.43
Class B Warrants-               275,000             .09<F2>            $24,750                $8.53
     Common Stock<F4>           275,000            7.50             $2,062,500              $711.21
Common Stock<F5>              1,266,967            1.50             $1,900,451              $655.33
Common Stock<F6>                150,000            1.50               $225,000               $77.59
- --------------------------------------------------------------------------------------------------------
Total                         2,616,967                             $5,693,701            $1,963.34
========================================================================================================

<F1> Represents Shares of common stock necessary to effect the distribution described in the Registration Statement.
<F2> Estimated solely for purposes of calculating the registration fee.
<F3> Represents 1/29 of 1% of the book value of the Shares of common stock issuable being registered.
<F4>Represents Common Stock underlying the Class A and Class B Warrants being registered hereunder on behalf of the Selling Securityholders.
<F5>Represents Common Stock being registered hereunder on behalf of the
Selling Securityholders.
<F6>Represents Common Stock to be issued upon conversion of the Preferred
Shares on behalf of a Selling Shareholder.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                           LEVEL BEST GOLF, INC.
            CROSS REFERENCE SHEET BETWEEN ITEMS OF FORM S-1
         AND PROSPECTUS PURSUANT TO 501(b) OF REGULATION S-K.

          Items in Form S-1                                 Location in Prospectus
    ----------------------------------------------------------------------------------------------------------
    1.    Forepart of the Registration Statement
          and Outside Front Cover Page of Prospectus        Outside Front Cover Page.

    2.    Inside Front and outside Back Cover Pages
          of Prospectus                                     Inside Front Cover Page; Outside Back Cover Page.

    3.    Summary Information & Risk Factors                Prospectus Summary; Risk Factors.

    4.    Use of Proceeds                                   Not Applicable

    5.    Determination of Offering Price                   Not Applicable

    6.    Dilution                                          Not Applicable

    7.    Selling Security Holders                          Not Applicable

    8.    Plan of Distribution                              Inside Front Cover Page; Prospectus Summary; The
                                                            Distribution

    9.    Description of Common Stock to be Registered      Outside Front Cover Page; Prospectus Summary; Description
                                                            of Securities

    10.   Interest of Named Experts and Counsel             Interest of Named Experts and Counsel.

    11.   Information with Respect to the Registrant        The Corporation; Legal Proceedings; Market Information of
                                                            Common Shares; Financial Statements; Selected Financial
                                                            Data; Management's Discussion and Analysis of Financial
                                                            Condition, Management; Certain Relationships and Related
                                                            Transactions; Principal Shareholders.

    12.   Statement as to Indemnification                   Management - Indemnification.


               PRELIMINARY PROSPECTUS DATED MAY 23, 1996
                           SUBJECT TO COMPLETION

                    100,000 Common Shares to be distributed
            1,266,967 Common Shares on behalf of Selling Shareholders
             150,000 Common Shares to be issued upon conversion of
                               Preferred Stock
                      on behalf of  Selling Shareholders
                           275,000 Class A Warrants
                           275,000 Class B Warrants

                           LEVEL BEST GOLF, INC.
                       Common Stock   ($.001 Par Value)

   As more fully set forth herein, Pratt, Wylce & Lords, Ltd., a Nevada corporation ("Pratt"), proposes to distribute (the "Distribution") on or
about       , 1996 as a dividend to its shareholders of record at the close of business on January 2, 1995 (the "Record Date"), one share of the common stock, par value $.001 per share (the "Common Stock") of Level Best Golf, Inc., a Florida corporation (the "Company"), for each twenty four shares of Pratt common stock, par value $.001 per share (the "Pratt Common Stock"),
held by each Pratt shareholder on the Record Date.   Pratt will distribute
100,000 Common Shares (36% of the 275,000 shares of Common Stock owned by
it), which represents 12.31% of the Company's outstanding Common Stock on the
Record Date.   The Distribution will be made by Pratt without the payment of any consideration by its shareholders. No fractional shares will be distributed. See "The Distribution." The Common Shares of the Company
owned by Pratt that are not being distributed are being registered for sale
by Pratt as a selling shareholder.   The expenses of the Distribution are
estimated to be $34,963.33 and are to be paid by the Company.

Additionally, the Company is registering 1,266,967 common shares on behalf of
its selling security holders.   The Company is registering 150,000 common
shares to be issued upon conversion of the Preferred Stock on behalf of Selling Shareholders. The Company is also registering 275,000 Class A Warrants and 275,000 Class B and the stock underlying said warrants on behalf
of its selling security holders.   The Class A Warrants are exercisable into
One common share at the purchase price of $4.75 and the Class B Warrants are exercisable into One common share at the purchase price of $7.50. The Class A and Class B Warrants shall be effective for a period of Four years from the date of issuance and shall be redeemable by the Company at $.001 per Class A or Class B Warrant upon thirty days notice.

Prior to the date hereof, there has been no trading market for the Common Stock of the Company. The Company has agreed to use its best efforts to apply for the quotation of its Common Stock on the National Association of
Securities Dealers Automated Quotation System ("NASDAQ").   There can be no
assurance, however, that the Common Stock will be quoted, that an active trading and/or a liquid market will develop or, if developed, that it will be maintained.

THERE ARE MATERIAL RISKS IN CONNECTION WITH THE PURCHASE OF THE
SECURITIES.  SEE RISK FACTORS, PAGE 8

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Information contained herein is subject to completion or amendment.   A
registration statement relating to these securities has been filed with the
Securities and Exchange Commission.   These securities may not be sold nor
may offers to buy be accepted prior to the time the registration statement
becomes effective.   This prospectus shall not constitute an offer to sell or
the solicitation of an offer to buy nor shall there be any sales of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

                           AVAILABLE INFORMATION

The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. office, a Registration Statement on Form S-1 (Registration No. 33-97770) under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of the securities offered hereby. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and exhibits and schedules relating thereto for further information with respect to the Company and the securities to which this Prospectus
relates.   Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration
Statement.   Each such statement is qualified in its entirety by such
reference.   Items of information omitted from this Prospectus but contained in the Registration Statement may be inspected without charge at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates.

Upon consummation of this offering and the Distribution, the Company will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports and other information with the Securities and Exchange Commission. The reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission in Washington, D.C. and at the Chicago Regional Office, Northwestern Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60621-2511 and the New York
Regional Office, 7 World Trade Center, New York, New York 10048.   Copies of
such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates.

                       REPORTS TO SECURITY HOLDERS

The Company will furnish to shareholders: (i) an annual report containing financial information examined and reported upon by its certified public accountants; (ii) unaudited financial statements for each of the first three quarters of the fiscal year; and (iii) additional information concerning the business and operations of the Company deemed appropriate by the Board of Directors.

                                ---------------

The approximate date on which this Prospectus is first being sent to holders of Pratt Common Stock is --------------, 1996.

- -------------------------------------------------------------------------
                          TABLE OF CONTENTS
- -------------------------------------------------------------------------
  PROSPECTUS SUMMARY                                                   6
  RISK FACTORS                                                         8
  THE DISTRIBUTION                                                    12
  SELLING SECURITY HOLDERS                                            12
  USE OF PROCEEDS                                                     17
  THE COMPANY                                                         18
  BUSINESS ACTIVITIES                                                 19
  MANAGEMENT'S DISCUSSION AND ANALYSIS
     OF FINANCIAL CONDITION                                           23
   Trends and Uncertainties
   Capital and Source of Liquidity
   Results of Operations
  CERTAIN TRANSACTIONS                                                27
  MANAGEMENT                                                          28
   Officers and Directors
   Remuneration
   Indemnification
  PRINCIPAL SHAREHOLDERS                                              31
  SHARES ELIGIBLE FOR FUTURE SALE                                     33
  NASDAQ LISTING                                                      34
  DESCRIPTION OF SECURITIES                                           35
  LEGAL MATTERS                                                       36
  LEGAL PROCEEDINGS                                                   36
  EXPERTS                                                             36
  INTERESTS OF NAMED EXPERTS AND COUNSEL                              36

- -------------------------------------------------------------------------
                        PROSPECTUS SUMMARY
- -------------------------------------------------------------------------

The following summary is qualified in its entirety by the more detailed information, financial statements and notes to the financial statements including the notes thereto appearing elsewhere in this Prospectus.

THE COMPANY. The  Company was incorporated in Florida on
October 1, 1993.   The total number of shares of Common Stock
which the Company was authorized to issue was Five Thousand (5,000), par value $1.00. The Company's Common Stock had no
cumulative rights but did originally have preemptive rights.   On
December 8, 1994, the Articles of Incorporation were amended to increase the authorized Common Shares to Fifty Million (50,000,000), to change the par value to $.001 and to remove any preemptive rights.

The Company's executive offices are located at 11800 28th Street
North, St. Petersburg, Florida 33716.  Telephone No. (813)
571-3545. These offices consist of 13,500 square feet on a month to month lease for $4,000 per month.

The Company is a distributor of golf training aids and golf accessories. It is the Company's mission to provide products which help golfers at all levels master their game.

THE DISTRIBUTION.

Securities Being Distributed             100,000 shares of the Company's Common Stock.

Purpose of Distribution                  To enhance the Company's ability to  raise additional capital, if necessary, in the future.

Shares of Common Stock Outstanding
   After Distribution                    2,665,852 shares of Common Stock.

Distributing Company                     Pratt, Wylce & Lords, Ltd., a Nevada corporation.

Distribution Ratio                       One share of Common Stock for every twenty four shares of Pratt Common Stock owned of record on January 2, 1995 (the "Record Date").

Use of Proceeds                          The securities to which this Prospectus relates are being distributed to holders of Pratt Common Stock as a dividend and neither the Company nor Pratt will receive any cash or other proceeds in connection with the Distribution.
                                         Additionally this Prospectus relates to securities being registered on behalf of selling securityholders and the




                                         Company will not receive any cash or other proceeds in connection with the subsequent sale. Any proceeds received from the subsequent exercise of the
                                         Class A, Class B and Class C Warrants shall be used as working capital and to expand operations.
Federal Income Taxes                     The Distribution will constitute a dividend fully taxable as income to holders
                                         of Pratt Common Stock.   See "Federal Income Taxes."

Certain Factors to be Considered         See "Risk Factors."

Absence of Dividends; Dividend Policy    The Company does not currently intend to pay regular cash dividends on its
                                         Common Stock;  such policy will be reviewed by the Company's  Board of
                                         Directors from time to time in light of, among other things, the Company's
                                         earnings and financial position.   See "Risk Factors."

Transfer Agent                           The Company shall act as its own Transfer Agent until further financing is obtained.

SELECTED FINANCIAL INFORMATION;. The selected financial information presented below under the captions and "Balance Sheet" as of September 30, 1994 and 1995 and "Statement of Operations" for the year ended September 30, 1994 and 1995 are derived from the audited financial statements of the Company. The selected financial information presented below under the captions "Balance Sheet" as of March 31, 1996 and Statement of Operations for the six months ended March 31, 1996 and 1995 is derived from the unaudited financial statements of the Company. The Balance Sheet and Statement of Operations have not been audited by independent certified public accountants' however, in the opinion of management, all adjustments (which include only normal recurring adjustments) have been made in order to present fairly the operations for this period. See "Management's Discussion and Analysis of Financial Condition" and "Financial Statements."

BALANCE SHEET
                                                    September 30      September 30,     March 31,
                                                        1994              1995            1996
                                                        ----              ----            ----
Total Assets                                            $90,704          $188,214        $334,684

Total Liabilities                                      $248,436          $536,226        $574,386

Total Stockholders'
 Equity (Deficit)                                     $(157,732)        $(348,012)      $(239,702)

Total Liabilities &
  Stockholders' Equity                                  $90,704          $188,214        $334,684

STATEMENT OF OPERATIONS
                                       For Year        For Year      For Six Months   For Six Months  From Inception
                                        Ended           Ended             Ended            Ended      (Oct. 1, 1993)
                                     September 30   September 30,       March 31,        March 31,     to March 31,
                                         1994           1995              1996             1995            1996
                                         ----           ----              ----             ----            ----
Revenues from continuing
   operations                           $22,339         $98,474          $167,107          $3,035         $287,920
Income (Loss) from
 continuing operations                 (372,744)     (1,442,693)         (265,530)       (390,711)      (2,080,967)
Nonoperating Income
 (Expense)                              (12,382)        (30,489)           (7,043)        (14,432)         (49,914)
Provision (Credit) For
 Income Taxes                                 -               -                 -               -                -
Net income (loss)                      (385,126)     (1,473,182)         (272,573)       (405,143)      (2,130,881)
Net income (loss) per common
share of outstanding stock              $  (.24)         $ (.74)           $ (.10)          $ (21)          $ (.91)


- -------------------------------------------------------------------------
                            RISK FACTORS
- -------------------------------------------------------------------------

In analyzing this offering, prospective investors should read this entire Prospectus and carefully consider, among other things, the following Risk Factors:

UNCERTAINTY OF FUTURE FINANCIAL RESULTS.    The Company
has experienced accumulated losses from operations to date and future financial results are uncertain. As such, there can be no assurance that the Company can be operated in a profitable manner. Profitability depends upon many factors, including the success of the Company's marketing program, the maintenance or reduction of expense levels and the success of the Company's business activities. The Company has accumulated losses from operations as of March 31, 1996 of $2,130,881. Lacking future profitable operations, the Company will require additional capital. Even if the Company obtains future financing or revenues to expand operations, increased production or marketing expenses would adversely affect liquidity of the Company. See "FINANCIAL STATEMENTS."

DOUBT ABOUT COMPANY'S ABILITY TO CONTINUE AS A GOING
CONCERN. The auditors' report on the Company's financial statements contains an explanatory paragraph indicating there is substantial doubt about the Company's ability to continue as a going concern. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Financial Statements."

POTENTIAL CONTINGENT LIABILITY REGARDING SECTION 5
VIOLATIONS.   It appears that the securities of the Company
privately placed after October 5, 1995 should be integrated with this offering and thus should have been registered under Section 5
of the Securities Act of 1933.   In addition, it appears that this
registration statement constitutes a solicitation of an unregistered offering, requiring registration under Section 5 of the Securities Act, with regard to those shares issued after October 5, 1995, for which the private placement purchasers are
selling shareholders.   As a result, there is potential contingent
liability of the Company arising from the Section 5 violations.

LIQUIDITY DEPENDENT ON ADDITIONAL CAPITAL AND DEBT FINANCING.
On a long term basis, liquidity is dependent on increased revenues from operations, additional infusions of capital and debt financing. The Company believes that additional capital and debt financing in the short term will allow the Company to increase its marketing and sales efforts and thereafter result in increased revenue and greater liquidity in the long term. However, there can be no assurance that the Company will be able to obtain additional equity or debt financing in the future, if at all.

UNCERTAINTY OF CONTINUATION OF MATERIAL AGREEMENT. The
Company has an exclusive marketing agreement with Marshall Products, Inc. regarding certain products developed by Mr. Perry Marshall. Mr. Marshall individually holds the patent to those products and, as a result, Marshall Products, Inc. may not be able to meet its contract obligations should Mr. Marshall decide to
limit the use of his products.   See "The Company - Business
Activities."

NO ABILITY TO CONTROL AFFAIRS OF THE COMPANY.   The majority shareholders
and the officers and directors of the Company as a group own over 50% of all of the outstanding common shares of the Company. As a result, these individuals have the ability to control the affairs of the Company. Therefore, the financial success of the Company is dependent upon the management expertise, judgment and experience of its officers And directors. See "MANAGEMENT" and "PRINCIPAL SHAREHOLDERS".

DEPENDENCE ON KEY INDIVIDUALS.  The future success of the
Company is highly dependent upon the Company's ability to attract
and retain qualified key employees.   The Company has not yet
entered into definitive employment agreements with any such
individuals.   The inability to attract and retain these
individuals for the long term would have a material impact upon the business of the Company. See "COMPANY - EMPLOYEES" AND "MANAGEMENT."

LACK OF EXPERIENCE OF MANAGEMENT.   The financial success of
the Company is partly dependent upon the management expertise and judgment of its officers regarding the promotion of its products. The current officers all have prior management experience with large and small businesses However, the current officers do not have specific prior experience in the specific type of golf
product promotion being conducted by the Company.   Current
officers devote 80% of their time to the affairs of the Company. The officers and directors will have the exclusive authority to manage and control and make all decisions regarding the business
and affairs of the Company.   There can be no assurance that
management will be able to successfully conduct the operations of the Company due to this lack of experience.

The current officers of the Company devote all of their time to
the affairs of the Company.    The remaining directors spend as
much time as deemed necessary on the corporate business affairs (estimated to be approximately 15% of their time) but are not required nor expected to devote their entire time or efforts to the Company's business and affairs. Fred Solomon is currently President, Treasurer and Director. James Solomon serves as Vice President and a Director, Patricia Sanders serves as Secretary and a Director.

CONFLICTS OF INTEREST.   Some of the directors of the Company
are currently principals of other businesses.   As a result,
conflicts of interest may arise. The directors shall immediately notify the other directors of any possible conflict which may arise due to their involvement with other businesses. The interested directors in any conflict shall refrain from voting on any matter in which a conflict of interest has arisen. The Company has adopted a policy that any transactions with directors, officers or entities of which they are also officers or directors or in which they have a financial interest, will only be on terms which are fair and reasonable to the Company and approved by a majority of the disinterested directors of the Company's Board of Directors. For further discussion see "Management - Conflicts of Interest Policy." There can be no assurance that such other activities will not interfere with the officers' and directors' ability to discharge their obligation herein.

COMPETITION. The Company will be competing with established companies and other entities (many of which may possess
substantially greater resources than the Company.   Almost all of
the companies with which the Company competes are substantially larger, have more substantial histories, backgrounds, experience and records of successful operations, greater financial, technical, marketing and other resources, more employees and more extensive facilities than the Company now has, or will have in the foreseeable future. It is also likely that other competitors will emerge in the near future. There is no assurance that the Company's products will compete successfully with other established and/or well regarded products. The Company shall compete on the basis of quality and cost of its products. Inability to compete successfully might result in increased costs, reduced yields and additional risks to the investors herein. See "THE COMPANY - Competition."

BENEFIT TO MANAGEMENT. Although currently, the officers and directors have received minimal compensation and common shares for their services, the Company may, in the future, compensate the Company's management with substantial salaries and other benefits.
Even though no compensation plan has been proposed or agreed upon, the payment of future salaries and the costs of these benefits may be a burden on the Company and may be a factor in limiting or preventing the Company from achieving profitable operations in the future. However, the Company would not continue to compensate management with such substantial salaries and other benefits under circumstances where to do so would have a material negative effect on the Company's financial condition. See "MANAGEMENT - Remuneration."

ARBITRARILY DETERMINED WARRANT EXERCISE PRICE. The exercise price of the Class A and Class B Warrants being registered on behalf of the Selling Security holders was established arbitrarily by the Company with no direct relationship to the original offering price or the Company's assets, book value, shareholder's equity or any other recognized criterion of value. Accordingly, the Class A and Class B Warrants can be considered to have little or no value at the present time.

NO ASSURANCE OF PUBLIC MARKET FOR SECURITIES. There is no market for the securities of the Company and there can be no assurance that an established trading market (or any public market) will develop at the conclusion of this Offering, or that if developed, it would be sustained, or that the securities distributed hereunder may be resold at their original book value price or at any other price. Any market for the securities of the Company that may develop will, in all likelihood, be a substantially limited one.

EFFECT OF FUTURE SALES OF SHARES AND UNCERTAINTY OF
MARKET DEVELOPMENT. Upon completion of the distribution and a successful completion of the registration of warrants herein the
Company will have 2,665,852 common shares outstanding, of which the Warrants and Registered Warrants and underlying Shares
registered in this Offering will be freely tradable without
restriction or further registration under the Securities Act of
1933 (the "Securities Act").  Upon the effective date of this
Registration Statement, 1,266,967 of the currently 2,665,852 restricted Shares subject to certain limitations of Rule 144 of
the Securities Act will become available for public sale.   This
does not include any Common Shares underlying the Preferred
Shares, Class A, Class B or Class C Warrants (the Class A and
Class B Warrants which are being registered in this Registration Statement.) No assurance can be given that the availability of such Shares for sale will not have an adverse impact on the market price of the Company's Shares, should one develop. Prior to this Offering, there has been little public market for any securities of this Company. Management of the Company cannot predict to what extent a secondary market in the Shares will develop and provide liquidity for holders of the Shares. See "SALE OF SHARES PURSUANT TO RULE 144" and "MARKET INFORMATION ON COMMON SHARES."

POSSIBLE RESTRICTIONS TO SALES OF COMPANY SECURITIES. Until the Company obtains a listing on NASDAQ, if ever, the Company's securities may be covered by a Rule 15c2-6 under the Securities Exchange Act of 1934 that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rule, the broker-dealer must make a special suitability determination of the purchaser and have received the purchaser's written agreement to the transaction prior to the sale. In order to approve a person's account for transactions in designated securities, the broker or dealer must (i) obtain information concerning the person's financial situation, investment experience and investment objectives; (ii) reasonably determined, based on the information required by paragraph (i) that transactions in designated securities are suitable for the person and that the person has sufficient
knowledge and experience in financial matters that the person reasonably may be expected to be capable of evaluating the rights of transactions in designated securities; and (iii) deliver to the person a written statement setting forth the basis on which the broker or dealer made the determination required by paragraph (ii)
in this section, stating in a highlighted format that it is
unlawful for the broker or dealer to effect a transaction in a designated security subject to the provisions of paragraph (ii) of this section unless the broker or dealer has received, prior to the transaction, a written agreement to the transaction from the person; and stating in a highlighted format immediately preceding the customer signature line that the broker or dealer is required to provide the person with the written statement and the person should not sign and return the written statement to the broker or dealer if it does not accurately reflect the person's financial situation, investment experience and investment objectives and obtain from the person a manually signed and dated copy of the
written statement.   A designated security means any equity
security other than a security (i) registered, or approved for registration upon notice of issuance on a national securities exchange that makes transaction reports available pursuant to 17
CFR 11Aa3-1 (ii) authorized or approved for authorization upon notice of issuance, for quotation in the NASDAQ system; or . . .
(iv) whose issuer has net tangible assets in excess of $2,000,000 demonstrated by financial statements dated less than fifteen months previously that the broker or dealer has reviewed and has a reasonable basis to believe are true and complete in relation to
the date of the transaction with the person.   Consequently, the
rule may affect the ability of broker-dealers to sell the Company's securities and also may affect the ability of purchasers in this Offering to sell their shares in the secondary market.
See "NASDAQ Listing - Broker-Dealer Sales of Company's Securities."

LACK OF DIVIDENDS. There can be no assurance that the continued operations of the Company will result in any revenues or will be profitable. At the present time, the Company intends to use any earnings which may be generated to finance the growth of the Company's business. Accordingly, while payment of dividends rests within the discretion of the Board of Directors, the Company does not presently intend to pay dividends and there can be no assurance that dividends will ever be paid. See "DIVIDEND POLICY."

VULNERABILITY TO FLUCTUATIONS IN ECONOMY.  Demand for the
Company's proposed products is dependent on, among other things, general economic conditions which are cyclical in nature.
Prolonged recessionary periods may be damaging to the Company.

- -------------------------------------------------------------------------
                           THE DISTRIBUTION
- -------------------------------------------------------------------------

After careful study and review, the Board of Directors of Pratt determined that it would be in the best interests of Pratt and its shareholders to distribute a proportion of the Company's Common Shares held by Pratt to its shareholders. In addition, the Company and Pratt determined that such a distribution would be in
the best interests of the Company.   Pratt shareholder's may
realize economic benefits from the sale of any Common Stock distribution if a market for the Company's Common Stock develops, although there can be no assurances that any such market will
result.   Pratt and the Company believe that the distribution to
Pratt's shareholders, which will result in an increased shareholder base of the Company, will be an advantage to the Company at such time as the Company may require additional capital
and/or make application to NASDAQ.   The increased shareholder
base of approximately 1,321 shareholders represents an increase in potential future purchasers of additional stock in any subsequent offering or in the stock market if these individuals are satisfied with the performance of the Company's operations.

Accordingly, after obtaining the approval of the independent directors on Pratt's Board of Directors, the Board of Directors of Pratt declared a dividend pursuant to which, on or
about             , 1996, 100,000 shares of the issued and
outstanding Common Stock of the Company, constituting 36% of the shares of Common Stock owned by Pratt, will be distributed to the shareholders of record of Pratt as of January 2, 1995 on the basis of one share of Common Stock for each twenty four shares of Pratt Common Stock held. The shares of Common Stock are being distributed by Pratt as a dividend to holders of Pratt Common Stock and neither the Company nor Pratt will receive any cash or other proceeds in connection with the Distribution. No fractional shares of Common Stock will be issued. Pratt had approximately 1,321 shareholders of record on the Record Date.
The Pratt Common Stock is quoted on over-the-counter under the symbol "PWLS".

In order to comply with certain provisions of Florida corporate law, on September 15, 1995 (the "Payment Date") Pratt deposited the shares of Common Stock to be distributed with Florida Atlantic
Stock Transfer, Inc. (the "Depositary").   The Depositary will
hold such shares for the benefit of Pratt shareholders on the
Record Date.   The terms of the agreement with the Depositary
provides that the shares will be released promptly after the Registration Statement to which this Prospectus relates is
declared effective by the Commission.   However, if the
Registration Statement is not declared effective prior to June 30, 1996, then, unless such date is changed by notice to the Depositary from the Company, the Depositary shall return all such shares to Pratt without effecting the distribution.

- -------------------------------------------------------------------------
                       SELLING SECURITY HOLDERS
- -------------------------------------------------------------------------

The Company shall register pursuant to this prospectus 1,266,967 Common Shares currently outstanding for the account of the following individuals or entities. The percentage owned prior to and after the offering reflects all of the then outstanding common shares. The amount and percentage owned after the offering assumes the sale of all of the Common Shares being registered on behalf of the selling shareholders.

Name and Amount                             Total Number        Percentage        Amount Owned         Percentage Owned
Being Registered                              of Shares         Owned prior      After Offering         After Offering
- ----------------                              ---------         to Offering      --------------         --------------
                                                                -----------
Fred L. Solomon<F1> - 65,538                   655,381            25.09%            589,843                 22.58%
James G. Solomon<F2> - 66,011                  660,114            25.27%            594,103                 22.74%
Jimmy Wright - 35,000                           35,000             1.33%                  0                     0%
Michael Simon - 10,000                          10,000              .38%                  0                     0%
Gregory J. Jorgensen - 2,000                     2,000              .08%                  0                     0%
Keith J. Maurer - 4,000                          4,000              .15%                  0                     0%
Lincoln Trust Company, FBO
P.L. Lawrence, III - 6,667                       6,667              .26%                  0                     0%
Myers Krause & Stevens
Charted Profit Sharing - 5,000                   5,000              .19%                  0                     0%
Robert & Michele Gordon -
3,000                                            3,000              .11%                  0                     0%
Earl & Barbara Pickney -
6,667                                            6,667              .26%                  0                     0%
Rena Blackmer - 10,000                          10,000              .38%                  0                     0%
Wing Hughes - 2,500                              2,500              .10%                  0                     0%
Jeffrey Nowicki - 2,000                          2,000              .08%                  0                     0%
Matt J. Ritola - 4,000                           4,000              .20%                  0                     0%
Raymond James & Assoc.                          25,000              .96%                  0                     0%
Inc., FBO Norman F.
Whitbeck, Jr. - 25,000
Acquire Venture Capital                          2,223
Group - 2,223
Scott Malaney - 3,000                            3,000              .11%                  0                     0%
David Black - 7,000                              7,000              .27%                  0                     0%
Susan Black - 3,000                              3,000              .11%                  0                     0%
Robert E. Oberndorf - 6,000                      6,000              .23%                  0                     0%
Mike Souchak - 3,000                             3,000              .11%                  0                     0%
Barbara A. Reinstein - 3,000                     3,000              .11%                  0                     0%
Saran J. Koplas & Dennis
Enge - 4,000                                     4,000              .15%                  0                     0%
Wendell & Saralou Zimmer -
6,000                                            6,000              .11%                  0                     0%
Myrtle M. Bearman - 3,000                        3,000              .11%                  0                     0%
J.D. Lawson  - 36,000                           36,000             1.37%                  0                     0%
Wayne I. Anderson - 6,000                        6,000              .23%                  0                     0%
Robert Gerner - 2,500                            2,500              .10%                  0                     0%
Robert Gerner - Keogh -
5,500                                            5,500              .21%                  0                     0%
Paul Rice - 2,000                                2,000              .08%                  0                     0%
Mark A. Landrigan - 3,000                        3,000              .11%                  0                     0%
Michael C. Dickson - 8,000                       8,000              .31%                  0                     0%
Mr. & Mrs. Richard D.
Sutherlin - 3,000                                3,000              .11%                  0                     0%
Robert Kube - 3,700                              3,700              .14%                  0                     0%
Lauren Tracy - 3,000                             3,000              .11%                  0                     0%
Elizabeth Gheen  - 9,500                         9,500              .36%                  0                     0%
Roger Vosti - 3,000                              3,000              .11%                  0                     0%
Richard G. Hinkle - 3,000                        3,000              .11%                  0                     0%




Shlomo & Gitty Fuhrer -
3,000                                            3,000              .11%                  0                     0%
R.E. Hunt Trust - 3,000                          3,000              .11%                  0                     0%
William Hidde - 3,000                            3,000              .11%                  0                     0%
James Yanai - 5,000                              5,000              .19%                  0                     0%
Gerald Dooher -  5,000                           5,000              .19%                  0                     0%
John Engel - 3,000                               3,000              .11%                  0                     0%
Michael T. Lloyd - 3,000                         3,000              .11%                  0                     0%
Dorothy J. Filson - 7,000                        7,000              .27%                  0                     0%
Terrence E. Dooher - 5,000                       5,000              .19%                  0                     0%
Stephen A. Jones - 2,000                         2,000              .08%                  0                     0%
David Warren - 9,944                             9,944              .38%                  0                     0%
Lynne Gjertsen - 2,000                           2,000              .08%                  0                     0%
Francine Jacoby - 750                              750              .03%                  0                     0%
Terry W. King - 3,000                            3,000              .11%                  0                     0%
Dunvegan Mortgage Corp -
9,000                                            9,000              .34%                  0                     0%
Hosea E. Taylor Retirement
Account - 3,000                                  3,000              .11%                  0                     0%
Roger E. Becker - 3,000                          3,000              .11%                  0                     0%
Donald C. Hardyman - 3,000                       3,000              .11%                  0                     0%
Robert Odom - 1,000                              1,000              .04%                  0                     0%
Sharon Lunde - 3,000                             3,000              .11%                  0                     0%
David E. Black - 13,334                         13,334              .51%                  0                     0%
Paine Webber, Inc. for
Johnny & Barbara Wong -
6,000                                            6,000              .22%                  0                     0%
Edward D. Jones & Company
- - Trustee FBO Perry
Marshall - 10,739                               21,477              .82%             10,738                   .401
Dr. & Mr. Oswald Coury -
6,000                                            6,000              .23%                  0                     0%
Richard S. Zinn - 3,000                          3,000              .11%                  0                     0%
Mark A. McAlister - 11,900                      11,900              .46%                  0                     0%
Robert G. Schwartz - 5,000                       5,000              .19%                  0                     0%
Keith J. Maurer - 4,000                          4,000              .15%                  0                     0%
Joseph Mazurski, Jr. -                           3,000              .11%                  0                     0%
3,000
Paine Webber, Inc. for
Mitsuo Tatsugau - 7,500                          7,500              .29%                  0                     0%
James Filson - 3,000                             3,000              .11%                  0                     0%
Blayne & Lisa Gumm - 9,000                       9,000              .34%                  0                     0%
Charlie A. Ker - 3,000                           3,000              .11%                  0                     0%
Mark W. Maurer - 3,000                           3,000              .11%                  0                     0%
Paul Maurer - 3,000                              3,000              .11%                  0                     0%
Judith R. Maurer - 3,000                         3,000              .11%                  0                     0%
Suzanne M. Nolan - 3,000                         3,000              .11%                  0                     0%
Frank P. Roche - 1,665                           1,665              .06%                  0                     0%
John Fritts - 6,000                              6,000              .23%                  0                     0%
Paul Bennett - 17,000                           17,000              .65%                  0                     0%
David Blessing - 700                               700              .03%                  0                     0%
James F. Clifford - 3,000                        3,000              .11%                  0                     0%
Donald Johnson - 3,000                           3,000              .11%                  0                     0%
Ronald Gluck - 3,000                             3,000              .11%                  0                     0%




Fred Solomon, Sr. - 9,000                        9,000              .34%                  0                     0%
Norman Krause and Ann R.
Goodwin - 6,000                                  6,000              .23%                  0                     0%
Max Battle - 3,000                               3,000              .11%                  0                     0%
Michael Orr - 1,000                              1,000              .04%                  0                     0%
Steve Solomon - 11,000                          11,000              .42%                  0                     0%
Hank Johnson - 2,000                             2,000              .08%                  0                     0%
Bill Thompson - 3,000                            3,000              .11%                  0                     0%
Don Thompson - 12,325                           49,300             1.89%              4,500                  .168%
Greg Ortman<F4> - 14,667                        14,667              .56%                  0                     0%
Melody Webber - 300                                300              .01%                  0                     0%
Jerry Hogg - 3,000                               3,000              .11%                  0                     0%
Celeste Nash - 1,000                             1,000              .04%                  0                     0%
Jock Terry<F6>- 13,500                          13,500              .49%                  0                     0%
Rene Gareau - 4,000                              4,000              .15%                  0                     0%
Cindy Delporte - 4,334                           4,334              .17%                  0                     0%
Dominic J. & Robin E.
Cipolla - 3,000                                  3,000              .11%                  0                     0%
Francis Fazzina - 3,000                          3,000              .11%                  0                     0%
William A. Lawson - 6,000                        6,000              .23%                  0                     0%
Wally Armstrong<F5> - 10,000                    10,000              .38%                  0                     0%
Andy Bean - 5,000                                5,000              .19%                  0                     0%
Pat Sanders<F3> - 51,450                       102,900             3.94%             51,450                  1.97%
Mickler Bentley - 43,300                        43,300             1.66%                  0                      %
Perry Marshall - 37,931                         75,861             2.88%             37,930                  1.44%
Douglas Screen Printing -
3,000                                            3,000              .11%                  0                     0%
Neil Fabricant - 3,000                           3,000              .11%                  0                     0%
Gregory Coffin - 200                               200              .01%                  0                     0%
Tom Ritenour - 200                                 200              .01%                  0                     0%
Paul Simmons  - 3,000                            3,000              .11%                  0                     0%
Duane B. Sawtelle - 3,000                        3,000              .11%                  0                     0%
Pratt Wylce & Lords<F7> -
175,000                                        275,000            10.53%                  0                     0%
Andrew J. Zak - 1,000                            1,000              .04%                  0                     0%
Bradley J. Lawson - 1,300                        1,300              .05%                  0                     0%
Kenneth B. Lawson - 1,300                        1,300              .05%                  0                     0%
Anthony E. and Anna L.
Gowan - 3,000                                    3,000              .11%                  0                     0%
Douglas G. Lawson - 400                            400              .02%                  0                     0%
William C. and Connie A.
Noble - 41,864                                  41,864             1.59%                  0                     0%
Elizabeth P.  & Claudette
L. Ray - 1,500                                   1,500              .06%                  0                     0%
Douglas M. Dixon - 3,000                         3,000              .11%                  0                     0%
Nancy G. Dixon - 3,000                           3,000              .11%                  0                     0%
Audrey Skinner Geisler
Rev. Trust - 3,000                               3,000              .11%                  0                     0%
Marguerite Cook - 3,000                          3,000              .11%                  0                     0%
Dean Witter Reynolds, Inc.
for Gene Goulooze - 12,000                      12,000              .46%                  0                     0%
Frederick J. Graft
Retirement  - 6,000                              6,000              .23%                  0                     0%




Delaware Charter &
Guarantee for Howe Barnes
Investments & Hosea Taylor
- - 1,334                                          1,334              .05%                  0                     0%
Howe Barnes Investments -                        2,000              .10%                  0                     0%
2,000
Alan R. Filson - 67,000                         67,000             2.56%                  0                     0%
Signe & Theodore Keyes -
200                                                200              .01%                  0                     0%
Michael W. Jamison - 1,000                       1,000              .04%                  0                     0%
Albert or Cyndee Jarrell -                       3,000              .11%                  0                     0%
3,000
James T. Norris - 3,000                          3,000              .11%                  0                     0%
Lacey McClellan - 1,500                          1,500              .06%                  0                     0%
Cede & Co. FOB Rosella                           3,000              .11%                  0                     0%
Cook - 5,000
J. Stuart Grant - 5,000                          5,000              .19%                  0                     0%
Peter Groh - 2,834                               2,834              .11%                  0                     0%
Regarding Golf - 5,334                           5,334              .20%                  0                     0%
Beverly Evans - 2,000                            2,000              .08%                  0                     0%
Robert Bassell - 1,000                           1,000              .04%                  0                     0%
Robert Bonefant, Jr -                            1,000              .04%                  0                     0%
1,000
Wes Whitingham - 1,000                           1,000              .04%                  0                     0%
Gary Koch - 3,000                                3,000              .11%                  0                     0%
Dale Hawkins - 2,666                             2,666              .10%                  0                     0%
Rick Bradshaw - 3,000                            3,000              .11%                  0                     0%
Scott Edmiston - 6,136                           6,136              .23%                  0                     0%
Zadie Riise Madsen - 600                           600              .02%                  0                     0%
Tom Lehman - 1,000                               1,000              .04%                  0                     0%
Steve Wright - 5,000                             5,000              .19%                  0                     0%
Jim Dent - 1,000                                 1,000              .04%                  0                     0%
Robert Evans - 14,288                           14,288              .54%                  0                     0%
Cynthia E.Solomon - 5,000                        5,000              .19%                  0                     0%
Marshall  Solomon - 5,000                        5,000              .19%                  0                     0%
James M. Solomon - 5,000                         5,000              .19%                  0                     0%
Christopher Sanders -                            5,000              .19%                  0                     0%
5,000
Douglas W. Sanders - 5,000                       5,000              .19%                  0                     0%
Michael S. Solomon - 5,000                       5,000              .19%                  0                     0%
Dr. Chas J. Morris - 500                           500              .02%                  0                     0%
Jackson Morris - 3,000                           3,000              .11%                  0                     0%

<F1> Fred Solomon is currently President and a Director of the Company.
<F2> James G. Solomon is currently Vice President and a Director of the Company.
<F3> Pat Sanders is currently Secretary and a Director of the Company.
<F4> Gregory Ortman was previously a Director of the Company.
<F5> Wally Armstrong was previously a Director of the Company.
<F6> Jock Terry was previously Chief Financial Officer and Controller of the Company.
<F7> Pratt, Wylce & Lords, Ltd. is distributing 100,000 of its common shares to its shareholders. These common shares are being registered in this
Offering.

The Company shall register pursuant to this prospectus on behalf of J.D. Lawson, 50,000, Richard Hinkle, 25,000, Perry Marshall, 25,000 and William Hansen, 50,000 shares of common stock which may be issued upon conversion of the Company's preferred stock.

The Company shall register pursuant to this prospectus 275,000 Class A Warrants currently outstanding for the account of the following individuals or entities. The percentage owned prior to and after the offering reflects all of the then outstanding warrants. The amount and percentage owned after the offering assumes the sale of all of the Class A Warrants and does not include any Common Shares underlying the Class A Warrants being registered on behalf of the selling security holders.

Name and Amount                              Total Number     Percentage            Amount Owned         Percentage Owned
Being Registered                              of Class A      Owned prior          After Offering         After Offering
- ----------------                               Warrants       to Offering          --------------         --------------
                                               --------       -----------
Perry & Ellen Marshall -                        15,015             5.46%                  0                     0%
15,015
Don & Jane Thompson -                            6,683             2.43%                  0                     0%
6,683
C. Mickler Bentley - 6,683                       6,683             2.43%                  0                     0%
Fred Solomon - 109,367                         109,367            39.77%                  0                     0%
James Solomon - 109,367                        109,367            39.77%                  0                     0%
Pat Sanders - 20,047                            20,047             7.29%                  0                     0%
Jimmy Wright - 5,390                             5,390             1.96%                  0                     0%
Michael Simon - 1,540                            1,540              .56%                  0                     0%
Gregory J. Jorgensen - 303                         303              .11%                  0                     0%
Keith J. Maurer - 605                              605              .22%                  0                     0%

The Company shall register pursuant to this prospectus 275,000 Class B Warrants currently outstanding for the account of the following individuals or entities. The percentage owned prior to and after the offering reflects all of the then outstanding warrants. The amount and percentage owned after the offering assumes the sale of all of the Class B Warrants and does not include any Common Shares underlying the Class B Warrants being registered on behalf of the selling security holders.

Name and Amount                              Total Number       Percentage           Amount Owned         Percentage Owned
Being Registered                              of Class B        Owned prior         After Offering         After Offering
- ----------------                               Warrants         to Offering         --------------         --------------
                                               --------         -----------
Perry & Ellen Marshall -                        15,015             5.46%                  0                     0%
15,015
Don & Jane Thompson -                            6,683             2.43%                  0                     0%
6,683
C. Mickler Bentley - 6,683                       6,683             2.43%                  0                     0%
Fred Solomon - 109,367                         109,367            39.77%                  0                     0%
James Solomon - 109,367                        109,367            39.77%                  0                     0%
Pat Sanders - 20,047                            20,047             7.29%                  0                     0%
Jimmy Wright - 5,390                             5,390             1.96%                  0                     0%
Michael Simon - 1,540                            1,540              .56%                  0                     0%
Gregory J. Jorgensen - 303                         303              .11%                  0                     0%
Keith J. Maurer - 605                              605              .22%                  0                     0%

- ------------------------------------------------------------------------------
                            USE OF PROCEEDS
- ------------------------------------------------------------------------------

The securities to which this Prospectus relates are being distributed to holders of Pratt Common Stock as a dividend and neither the Company nor Pratt will receive any cash or other proceeds in connection with the Distribution.

Additionally, securities are being registered on behalf of the selling securityholders and the Company will not receive any cash or other proceeds in connection with the subsequent sale. Any proceeds received from the subsequent exercise of the Class A and Class B Warrants shall be used as working capital and to expand operations. If all of the Class A Warrants are exercised, the proceeds shall be utilized over a six month period. If all of the Class B Warrants are exercised, the proceeds shall be utilized over a two year period.

- ------------------------------------------------------------------------------
                              THE COMPANY
- ------------------------------------------------------------------------------

THE COMPANY. The Company was incorporated in Florida on October 1, 1993.
The total number of shares of Common Stock which the Company was authorized to issue was Five Thousand (5,000), par value $1.00. The Company's Common Stock had no cumulative rights but did originally have preemptive rights .
On December 8, 1994, the Articles of Incorporation were amended to increase the authorized Common Shares to Fifty Million (50,000,000), to change the par value to $.001 and to remove any preemptive rights.

The Company's executive offices are located at 11800 28th Street North, St. Petersburg, Florida 33716. Telephone No. (813) 571-3545. These offices consist of 13,500 square feet leased on a month to month basis for $4,000 per month.

There are presently outstanding 2,665,852 Common Shares.   This does not
include any Common Shares which may be issued pursuant to the exercise of the
Class A, Class B or Class C Warrants.   See "DESCRIPTION OF SECURITIES" and
"CERTAIN TRANSACTIONS."

BUSINESS OBJECTIVE.   The operations and objectives of the Company are to
market unique golf training aids to domestic and foreign markets.

EMPLOYEES.  As of the date of this Prospectus, the Company has eight full
time employees.   The Company will, as operations demand, sub-contract the
balance of its personnel through independent contractors or hire additional employees.

CONSULTING AGREEMENT.   On October 24, 1994, the Company has entered into
a consulting agreement on with Pratt, Wylce & Lords, Ltd. ("Pratt") to assist the Company in its capitalization and the obtainment of additional financing. To date, Pratt provided consulting services regarding capital structuring, initial equity financing, and preparation of a registration statement. The term of the agreement is for one year from October 24, 1994 and has been
extended through April 30, 1996.   To date, Pratt has received 275,000 common
shares valued at $1.50 per common share which represents 10.26% of the
currently outstanding common stock of Pratt.    As a result, Pratt would be
deemed to be an affiliate of the Company.    Subsequent to the distribution
pursuant to this registration statement, Pratt shall be a nonaffiliate owning
6.23% of the total outstanding common shares of the Company.   As partial
payment for consulting services, the Company issued 275,000 of its Common Shares to Pratt, of which 100,000 Common Shares are to be registered and distributed to Pratt shareholders. Included in the 275,000 Common Shares are 67,000 Common Shares issued to a nominee of Pratt. In addition, Pratt received total cash compensation of $17,500.

COMPETITION.  The Company's golf system, together with other future products of the Company will compete in the recreation, fitness and sports
training markets, which are highly competitive.   Increased competition
generally, and the introduction or promotion of competing products specifically, could adversely affect the Company's sales and profitability by exerting pricing pressure, reducing market share and creating other obstacles. In the golf industry, a distributor's ability to compete is dependent in part upon its ability to satisfy various subjective preferences of golfers, including the look and "feel" of a golf product and the level of acceptance that the product has achieved among professional and other golfers. The subjective preferences of purchasers of golf training products may be subject to rapid and unanticipated changes.

The Company will be competing with established companies and other entities (many of which may possess substantially greater resources than the Company. Almost all of the companies with which the Company competes are substantially larger, have more substantial histories, backgrounds, experience and records of successful operations, greater financial, technical, marketing and other resources, more employees and more extensive facilities than the Company now has, or will have in the foreseeable future. It is also likely that other competitors will emerge in the near future. There is no assurance that the Company's products will compete successfully with other similar products. The Company shall compete on the basis of quality of its products in addition to a price basis. Inability to compete successfully might result in increased costs, reduced yields and additional risks to the investors herein.

- ------------------------------------------------------------------------------
                           BUSINESS ACTIVITIES
- ------------------------------------------------------------------------------

PRODUCT LINE.

      Level Best Golf System - The Level Best Golf System consists of three engineered plastic components (hand positioner, loft indicator and lie detector), a 20-minute instructional video featuring Wally Armstrong, a carrying pouch and bag tag for recording training information specific to
each golfer.   The Level Best Golf System retails for $49.95, plus $4.95
shipping and handling.   The Company introduced this product in green grass
pro shops (a traditional pro-shop located at a golf course or driving range) and concrete golf shops (off-course golf shops which sell golf clubs and accessories) nationwide in January, 1995.

Hand Positioner:   The hand positioner is a small plastic curved component
which attaches to the golf club just below the grip.   The hand positioner's
vial and bubble indicate the golfer's hand position when he/she addresses the
ball and actually remain on the club as practice balls are hit.   This allows
the golfer to return to the same position before hitting each shot, which in turn, builds consistency into the golfer's set-up and shot-making.

Loft Indicator:   The loft indicator magnetically attaches a curved plastic
and vial component to the club face of the golf club.   The loft indicator
will actually read the loft of the club face as the golfer addresses the ball and it also indicates whether the face of the club is pointed at the target (square), which is the desired position, pointed to the right of the target
(open) or pointed to the left of the target (closed).   Achieving proper
alignment of the club face to the target is an ongoing challenge for golfers of all skill levels and the loft indicator provides a quick and repeatable method of achieving proper club face to target alignment.

Lie Detector:   The lie detector is a smaller plastic component which also magnetically attaches to the club face and has a small vial just like a
carpenter's level.   Proper club lie can vary as much as four degrees from
one player to the next.   When the lie detector is placed parallel to a
groove in the club face and the bubble is centered between the lines on the vial (which indicate level), if the hands are not in a comfortable
relaxed position an adjustment to the club lie would be indicated.   The
adjustment would be either upright or flat, which would bring a golfer's hands to a comfortable and relaxed position with the bubble in the level centered.

The 20 minute video which accompanies the components shows proper use of each component and how they may be used in combination to improve set-up and
shot-making.   It also shows how to record an individual golfer's proper hand position and loft at address for quick reference and maximum benefit when using the system to practice.

      The basic components of the Level Best Golf System were invented and
patented by Mr. Perry Marshall in 1990.   The components have been updated
and redesigned to create the present form of the system.   New patents were
filed in January, 1994 to encompass these changes, as well as to tie the
components together for use as a training system.   These patents are still
held by Mr. Marshall.

      The Putt Perfector - The Putt Perfector is a patented training aid designed to help golfers of any skill level develop a pendulum putting
stroke.   The Putt Perfector is a small plastic component.  It attaches to the shaft of a putter just above the head and has a small vial which assures that the Putt Perfector is squared to the club face of the putter in one plane, and is level with the horizon when the golfer address the ball.
Inside the body of the Putt Perfector, a small white ball sits on the front
end of the Putt Perfector when the golfer is addressing a putt.   When the
golfer makes a putting stroke, the white ball travels toward the rear of the Putt Perfector and lands in one of three pockets (similar to a pool table
pocket and ball).   The center pocket is located directly behind the point
from which the small white ball sits prior to making the stroke.   If a
proper straight back and straight through (pendulum stroke) to the target stroke is made, the white ball will go into this pocket which is centered
between two other pockets.   If the white ball travels into either of the
other pockets, it would indicate the putter stroke was incorrect by taking the putter path inside or outside of the desired center line path and would
indicate that correction is needed.   The 30 minute instructional video shows
golfers how to attach and use the Putt Perfector and also shows how to make proper stroke and correct faults in improper strokes.

The Putt Perfector is planned to retail at $24.95, plus $3.95 shipping and
handling.   The Company introduced this product in sporting goods stores as well as in green grass pro shops and concrete golf shows nationwide following the introduction of the Level Best Golf System, in the first quarter of 1995.

The Company has negotiated an exclusive marketing agreement with Marshall Products, Inc. for the Level Best Golf System, The Putt Perfector and other golf related products currently under review and development by Mr. Marshall,
its principal.   The agreement is for a term of five years from the effective date of January 1, 1994 with an option to renew the agreement for an
additional five years.    The Company pays a royalty of 7.5% of the net sales
price for each product sold by the Company.   In the event that net sales of
units shall not exceed in the aggregate, for a period of four years, unit sales of 60,000, Marshall Products shall have the right to give the Company 30 days notice of the termination of the exclusive character of the agreement; unless the Company can show, to the satisfaction of Marshall Products, Inc. that its failure was attributable to facts beyond its control, such as market conditions, failure of supply of needed raw materials, strike,
etc.     Marshall Products, Inc. may terminate the Agreement upon written notice if timely payments of royalties are not made by the Company or in the
event the Company declares bankruptcy or is insolvent.   The Company would
have 90 days to cure any defect.

The patents relating to these products are held individually by Mr. Marshall and, as a result, Mr. Marshall could, in the future, limit the Company's use of the products. However, Marshall Products, Inc. is controlled by Mr. and Mrs. Marshall and the Company does not foresee any limitations or possible breach of contract by Marshall Products, Inc.

      Other Products.   The Company acquired exclusive marketing rights to
Wally Armstrong's "Maximizing Your Game" system.   The term of the exclusive
marketing agreement is for 18 months commencing on March 15, 1995 and continuing on a year to year basis assuming annual revenue paid to Gator
Golf, a company controlled by Mr. Armstrong are at least $20,000.   The
Company pays 10% of gross collected revenue on Maximizing Your Game to Gator
Golf.   Gator Golf may terminate the Agreement upon written notice if timely payments are not made by the Company or in the event the Company declares
bankruptcy or is insolvent.   The Company would have 10 days to cure any
defect.

Maximizing Your Game consists of three, 2-hour videos which address almost
every facet of the game.   It also comes with 5 training aids designed to
work in conjunction with the practice drills demonstrated on the videos.
Tape 1 - The Clinic:   The Full Fall Swing gives easy to follow instruction
which help the golfer feel the correct swing motion for driver, fairway woods and long irons. Tape 2, The Short Game: Error Corrections and Misconceptions of Golf shows proper techniques for chipping, pitches, sand
shots and putting.   Tape 2 also demonstrates correction for hooks, slices
and other problem shots.   Tape 3 Playing The Course shows golfers how to not
get bogged down with too many swing mechanics and also how to manage the golf
game on the course.   Included is a 20 minute segment with noted sports
psychologist, Dr. David Cook.   Mr. Armstrong uses training aids throughout
the videos to convey easy to understand practice drills from which to build a solid swing.

The Company has re-introduced the product at $79.95 via a 30-minute
infomercial featuring Mr. Armstrong and testimonials.   The Company did not
participate in any way with the initial introduction of this product by Mr.
Armstrong.   The product was initially introduced by American Telecast and
Mr. Armstrong in 1992 and the infomercial ran into 1993.   This was done as
"Wally Armstrong Golf, Inc." and over 100,000 units were sold at $149.95 per unit.

      The Company is reviewing numerous products for market viability.   The
Company is also currently evaluating other golf companies for potential
acquisition.   Currently no acquisitions have been targeted by the Company.
Any future products or acquisitions would be financed by future revenue and/or any proceeds received from subsequent sales of the Company's debt or equity securities or upon exercise of Company's warrants, if any.

MARKET.   Based on statistics from the National Golf Foundation, there are
estimated to be 24,300,000 golfers in the United States as of 1994.   The
Japanese market, based on statistics published in September, 1993 in Golfweek Magazine, is estimated to be 17,500,000 golfers and 20,000,000 range players who practice regularly at range facilities with little or no opportunity to
get on a golf course.   Europe, Australia and Asia are also experiencing
growth in the golf industry and represent a significant opportunity for expansion of the Company's sales.

MARKETING STRATEGY.   The Company's marketing strategy employs a
multi-tier strategy of direct response television, direct response print, event marketing and television supported retail marketing through conventional distribution systems and outlets. Direct response is when the customer responds to a television commercial or print ads and places a credit card order with the Company.

A 2-minute direct response television commercial and a 1 minute retail
support commercial on the Company has been completed.   The commercials
feature pro golfer Wally Armstrong and golf school owner Greg Ortman, all filmed at Greenlefe Resort near Orlando, Florida.

The Company intends to employ the development of golf tips column by Wally Armstrong and a series of 3 minute instructional mini-programs to be inserted into golf programs on the various broadcast and cable sports networks.

Home Shopping Network will feature the Putt Perfector with Wally Armstrong as the show's host in 1996. Additionally, The Company is also selling Maximizing Your Game and Putt Perfector into Japan through SNUGZ USA, Inc. SNUGZ USA, Inc., a non-affiliate Utah company, originally manufactured eyeglass retainers and then broadened its product line and sells its printed products
through a specialized distributor system.   SNUGZ USA, Inc. currently
services over 2,500 distributors.

With the help of OpenNet Technology, the Company has created an interactive golf product page featuring all the products, golf clubs, training aid and
instruction.   NBC's GolfData Web has sought out Wally Armstrong and Greg
Ortman to be on-line instructors. The Company will have no interest or involvement with Messrs. Armstrong or Ortman in this endeavor.

Editors and writers at both general consumer and specialty publications have received complete information kits (news release, photos, video and actual
product samples).   Articles are planned to support the primary marketing
thrust provided by direct response television.   The publicity effort is
planned to include the use of a newspaper mat service.   Three different
articles are planned to be distributed to small daily and large weekly
newspapers in wealthy suburban markets.   These types of articles offer
advice and talk about the benefits of the Level Best Golf products.   A
toll-free number appears in some articles, while others offer a free brochure.

The Company entered into a three year Personal Services Agreement with Wally Armstrong, a former director of the Company, on January 7, 1994. Pursuant to the agreement, Mr. Armstrong shall receive compensation of $25,000 per year. Mr. Armstrong agreed to grant a non-exclusive right to utilize his name in connection with advertisement, promotion and sale of the Level Best Golf System for a period of time commencing January 1, 1994 to December 31, 1996. Mr. Armstrong has the right of first refusal to endorse future products.

The Company recently entered into an exclusive national distribution
agreement with The Booklegger of California, a non-affiliate.   The
Booklegger distributes, among other items, golf books, videos and training aids, with over 20 years experience and has 7,000 accounts consisting of green grass and off course shops.

Austad's, a catalog retailer of golf products and a non-affiliate of the Company, has produced and run a half-page ad in its summer catalog and will continue to do so in future editions. Additionally, Amway is currently carrying the Level Best Golf System in its holiday catalog.

New-Era Trading Group, Inc., Largo, Florida, a non-affiliate, represents the
Company throughout Europe.   The Level Best Golf System is currently being
marketed in Sweden and is being evaluated in other European countries.   The
Company anticipates the receipt of orders in the first quarter of 1996.

MANUFACTURING AND ASSEMBLY.   The Company outsources all component
manufacturing to proven reliable sources and also has alternate sources available at similar costs for all components of the Level Best Golf System. All components except for curved glass vials and custom molded plastic
bodies are readily available from a number of suppliers.   Winders Products
Company, Port Austin, Michigan is the current source for glass curved vials. The Company's alternate source for glass curved vials is W.A. Moyer and
Sons, Emporia, Kansas.   The plastic molded bodies are currently being
provided by Dickson Tool and Mold, Inc., Brooksville, Florida.   The Company
owns all tooling used in this process.

Final assembly of components is currently being accomplished by UPARC, Inc., St. Petersburg, Florida with quality surveillance being conducted by the
Company's personnel.   The Company also has in-house tooling and capability
to support near term requirements.

- ------------------------------------------------------------------------------
                         MANAGEMENT'S DISCUSSION
                       OF FINANCIAL CONDITION AND
                          RESULTS OF OPERATIONS
- ------------------------------------------------------------------------------

TRENDS AND UNCERTAINTIES.    Inasmuch as a major portion of the Company's
activities is the development and marketing of golf training aids, the Company's business operations may be adversely affected by competitors and
prolonged recessionary periods.     The sale of the Company's products are
seasonal in that the Christmas season and Father's Day are two strong buying
periods.   Additionally, however, the spring season also produces strong orders in the first six months of each year.

The Company utilizes Dickson Tool & Mold, Inc. as its current source for
plastic molded parts.   However, the Company owns the actual molds and there
are several local injection molding companies which could be approached. There can be no assurance that if Dickson Tool & Mold, Inc. were unable to continue as the Company's source, that the Company could obtain its injection molding at the same price level per product.

The Company has been adding new accounts, representative groups, expanding
into new markets and channels of distribution in recent months.   See
"Business Activities - Marketing Strategy"   The continuation of obtaining
additional types of new business and markets is uncertain and the continued success of any of the Company's new marketing strategies for generating revenue is uncertain.

During January, 1995, the Company entered into an agreement to acquire certain assets and assume certain liabilities related to the operation of a
golf school.   Pursuant to the agreement, the Company issued the owner of the property cash aggregating $12,500 and issued 8,334 shares of its common
stock.   This agreement was rescinded in early October, 1995.   The Company
is of the opinion that the rescission will not have a negative impact on the Company's future operations.

In addition, the future exercise of any of the Warrants is uncertain based on the current financial condition of the Company. The lack of future exercise of the Class A or Class B Warrants registered hereunder would negatively impact the Company's ability to successfully expand operations.

It appears that the securities of the Company privately placed after October 5, 1995 should be integrated with this offering and thus should have been
registered under Section 5 of the Securities Act of 1933.   In addition, it
appears that this registration statement constitutes a solicitation of an unregistered offering, requiring registration under Section 5 of the Securities Act, with regard to those shares issued after October 5, 1995, for
which the private placement purchasers are selling shareholders.   As a
result, there is potential contingent liability of the Company arising from the Section 5 violations. If the Company were required to rescind the placement of the securities after October 5, 1995, the Company would owe $80,883 plus interest at 12% per annum accruing from the date of issuance. There can be no assurance that any contingent liability which may result will not have a material impact on the Company.

CAPITAL AND SOURCE OF LIQUIDITY.   In May, 1995, the Company entered
into a month to month lease for new premises at the monthly rate of $4,000
per month.   Other than the lease, the Company has no material commitments for capital expenditures.

Plan of Operation.   The Company has planned capital expenditures as
discussed in "Business Activities".   The Company intends to use future
revenue and proceeds from future sales of its equity securities.   There can
be no guarantee that the Company will be able to obtain the additional funds from any of the sources listed and will not make the proposed acquisitions if said funds are not available.

The Company has developed the following to implement the marketing plan of its products.

      Sales to National Chains.   The Company has established a relationship
on a national level with Sports & Recreation which currently has the
Company's products in all eighty of their stores.   The Company is seeking to
create similar relationships with other national chains.

      Catalog Sales.   The Company has had its products featured in the
catalogues of both "Hammacher Schlemmer" and "Austad's ".   This has helped
promote the Company's products on a national level.

      Sales to Golf Shops.   The Company is purchasing close-out inventory of
several major golf manufacturers and will be aggressively marketing those
products.   This will occur both on a local level through newspaper ads and contact with local golf shops, and on a national level through a relationship as an approved vendor of "Play It Again Sports", a sporting goods chain with over 650 stores. The markup on the products will be approximately forty
percent.   A portion of the financing of this effort is being provided by
Lorimar Capital Management Corp. located in Columbus, Ohio which approved a $100,000 loan for a golf club close-out purchase from Head Sports in Boulder, Colorado.

      Overseas Sales.   The Company is working with SNUGZ USA, Inc. who will
distribute our products to Japan beginning with "Maximizing Your Game".
This requires no outlay of cash on the part of the Company as the distributor will be responsible for the marketing expense associated with this project.

      National Infomercial.   The Company authorized its Canadian distributor
to produce a thirty minute infomercial featuring "Maximizing Your Game".
The commercial has already been produced and is in the final editing stages. It is expected to be aired on both U.S. and Canadian television nationally
beginning in February 1996.   This commercial features PGA Teacher Wally
Armstrong, PGA tour member Andy Bean, who has won eleven times on tour and
actor Mclean Stevenson.   All of the costs for this production are being
borne by the Canadian distributor and the Company shall be providing the
product at a reduced cost basis.   The Company also has in excess of 100,000
units of this product in inventory that has already been paid for.   The
Company will only have to provide the video tapes in the product package.

The Infomercial will also provide advertising support to the Company's retail sales without the expense associated with conventional retail support advertising.

Based on its established channels of distribution, its recent marketing and current and projected sales levels, the Company should begin to have positive cash flow from operations in first quarter of 1996 and management is of the opinion that the Company will be able to generate sufficient cash flows to
support these operations during fiscal year 1996.   The Company is currently
financing its sales with a combination of cash generated from internal
operations and additional equity and debt financing.   The Company has
recently raised $200,000 in the private placement of preferred shares to
three individuals from October, 1995 to January, 1996.   The Company shall
pursue additional equity or debt financing, if necessary, to continue or expand operations.

For the year ended September 30, 1995, the Company purchased property and equipment for $3,831. This resulted in net cash used in investing activities of $3,831 for the year ended September 30, 1995.

The Company utilized $15,217 in the acquisition of product rights and video
production for the year ended September 30, 1994.   The Company also utilized
$13,259 for the acquisition of property and equipment necessary to commence
operations.   As a result, net cash used in investing activities was $28,476 for the year ended September 30, 1994.

For the six months ended March 31, 1996, the Company purchased property and
equipment for $22,469.   This resulted in net cash used in investing
activities of $22,469 for the period ended March 31, 1996.

For the year ended September 30, 1995, the Company received $609,177 from the sale of its common stock and $100,000 from the U.S. Small Business
Administration.   This note is payable in installments of $1,754 plus
interest at 11% per annum and is due on or before October 1, 1999.    As of
September 30, 1995, the balance of the note is $84,214.   The Company repaid
$13,795 on its long term debt to a related party.   The Company also repaid
$15,786 in its long-term debt and decreased its related party payables by $30,942. As a result, the Company had net cash provided by financing activities of $648,654 for the year ended September 30, 1995.

For the year ended September 30, 1994, affiliates of the Company advanced
$42,137 to the Company for working capital.   The Company also had an
increase in notes-payable - affiliates of $176,600 due to further amounts advanced for working capital. In addition, the Company received $84,094 from
the issuance of its common stock.    Net cash provided by financing
activities was $302,831 for the year ended September 30, 1994.

For the six months ended March 31, 1996, the Company received $300,000 from
the sale of its Preferred Stock.    The Company had an increase of $27,706 on
its long term debt to a related party due to amounts received from said
related party to continue operations.   The Company also repaid $10,522 in
its long-term debt. As a result, the Company had net cash provided by financing activities of $317,184 for the period ended March 31, 1996.

On a long term basis, liquidity is dependent on increased revenues from
operations, additional infusions of capital and debt financing.   The Company
believes that additional capital and debt financing in the short term will allow the Company to increase its marketing and sales efforts and thereafter result in increased revenue and greater liquidity in the long term. However, there can be no assurance that the Company will be able to obtain additional equity or debt financing in the future, if at all.

RESULTS OF OPERATIONS.   The Company experienced a net operating loss of
$(1,473,182) for the year ended September 30, 1995 compared to $(385,126) for
the year ended September 30, 1994.    Net sales increased from $22,339 and
cost of sales increased from $15,791 for the year ended September 30, 1994 to net sales of $98,474 and cost of sales of $149,263 for the year ended
September 30, 1995 due to increased operations.   Selling, general and
administrative expenses increased from $379,292 for the year ended September 30, 1994 to $1,391,904 for the same period in 1995 due to management's
attempt for obtain further capitalization and increase operations.   The
primary change was stock issued for salaries and to consultants for services
related to product development and marketing of $664,725.   The other
material components consisted of increases in salaries and payroll taxes of $133,000, consulting fees of $50,000 and advertising of $28,000, telephone of $11,000, shipping of $16,000, rent of $10,000 and other miscellaneous
general and administrative expenses of $113,000.   Net cash used in
operations was $636,762 for the year ended September 30, 1995.

The Company experienced a net operating loss of $(385,126) for the year ended
September 30, 1994.   Depreciation and amortization totaled $3,135 for the
year ended September 30, 1994.   Officers of the Company contributed salaries
to capital of $121,800 and common stock issued for services related to
product development and marketing valued at $21,500.   The Company
experienced an increase in inventory of $61,437 due to the commencement of
operations.   Other assets increased $3,926 and accounts payable increased
$29,699 due to the commencement of operations.   Net cash used in operations
for the year ended September 30, 1994 was $274,355.

For the year ending September 1994, the Company promoted and sold 894 units
of The Level Best Golf System.   For the year ending September 1995, the
Company promoted three products and sold 140 units of The Level Best Golf System, 1,832 units of Maximizing Your Game and 372 units of the Putt Perfector.

The Company had a net operating loss of $(265,573) for the six months ended March 31, 1996 compared to $(390,711) for the six months ended March 31,
1995.    Net sales increased from $3,035 and cost of sales increased from
$16,220 for the six months ended March 31, 1995 to net sales of $167,107 and cost of sales of $60,400 for the six months ended March 31, 1996 due to
commencement of and increased operations.   Selling, general and
administrative expenses remained relatively the same from $377,526 for the six months ended March 31, 1995 to $372,237 for the same period in 1996 due to management's continuing attempt for obtain further capitalization and increase operations. The main components of selling, general and administrative expenses were advertising of $89,735 and salaries and payroll
taxes of $70,134.   Stock issued for salaries and to consultants for services
related to product development and marketing of $7,127.   The other material
components of selling, general and administrative expenses consisted of increases in stock issued for salaries and to consultants for services related to product development and marketing of $7,126, consulting fees of $34,237, telephone of $17,609, shipping of $5,665, rent of $24,900, travel of $10,247, insurance of $7,358, entertainment and meals of $21,888, auto of $14,109 and other miscellaneous general and administrative expenses of
$69,228.   Net cash used in operations was $301,650 for the period ended
March 31, 1996.

For the six months ended March 31 1995, the Company promoted and sold 220
units of The Level Best Golf System.   For the six months ended March 31
1996, the Company promoted three products and sold 30 units of The Level Best Golf System, 1,311 units of Maximizing Your Game and 257 units of the Putt Perfector.

The Company is seeking to lower its operating expenses while expanding operations and increasing its customer base and operating revenues. The
Company is focusing on decreasing administrative costs.   However, increased
marketing expenses will probably occur in future periods as the Company attempts to further increase its marketing and sales efforts.

- ------------------------------------------------------------------------------
                          CERTAIN TRANSACTIONS
- ------------------------------------------------------------------------------

LONG-TERM DEBT.   During December, 1993, the Company borrowed $177,000
from an entity controlled by its two largest shareholders.   This note had a
balance of $176,600 at September 30, 1994 and a balance of $162,805 at September 30, 1995, $149,840 of the note bears interest at prime plus 1.5
percent and is due on demand.   A remaining portion of the note $12,965 bears
interest of 6% per annum and is due on or before December 31, 1996.

RECENT ACQUISITION.   During January, 1995, the Company entered into an
agreement to acquire certain assets and assume certain liabilities related to
the operation of a golf school.   Pursuant to the agreement, the Company
issued the owner of the property cash aggregating $12,500 and issued 8,334
shares of its common stock.   This agreement was rescinded in early October,
1995.

RELATED PARTY TRANSACTIONS.   During the year ended September 30, 1994
certain officers and directors of the Company and parties related to these individuals made non-interest bearing advances to the Company aggregating
$42,137.   During the year ended September 30, 1995 $9,000 of this debt was
converted into common stock and $30,932 was repaid.   In addition, the
Company accrued $178,930 in unpaid salary due these individuals bringing the
balance due to $181,135 at September 30, 1995.      During the six months
ended March 31, 1996, an additional amount of $27,706 was advanced to the Company.

DISTRIBUTION OF SECURITIES.   On October 26, 1994, the Board of
Directors authorized the distribution of 275,000 each of A, B, and C stock purchase warrants exercisable as follows:

      $4.75 plus one A warrant for each share of common stock;
      $7.50 plus one B warrant for each share of common stock; and $12.50 plus one C warrant for each share of common stock.

The warrants are exercisable for a period of 48 months from the date of issue and are callable with 30 days notice at a price of $.001 per warrant.

These distributions shall be made to the owners of record of common stock on
the books of the Company as of January 2, 1995.   The Class A and Class B
Warrants and the common stock underlying said Class A and Class B Warrants are being registered in this Offering.

LOCKUP AGREEMENT.   Pursuant to a written agreement on October 1, 1995,
the principal shareholders and officers and directors (Fred Solomon, James Solomon and Patricia Sanders) who received warrants issued them pursuant to the Special Meeting of the Board of Directors held on October 1, 1995 have agreed as follows:

In the event the shareholder exercises any warrants, the stock issued to the shareholder pursuant to the exercise shall be locked in and restricted from
trading for a period of two years.   A notice is to be placed on the face of
each stock certificate covered by the terms of the Agreement stating that the transfer of the stock evidenced by the certificate is restricted until
twenty-four (24) months from the date of issuance.   The shareholder also
agrees not to sell or otherwise transfer their interest in the warrants except to an underwriter or other market makers in the stock once a market is
established.   The shareholder further agrees that the total value in cash, or other consideration, paid by the buyer to the seller shall not exceed $.01 per warrant.

- ------------------------------------------------------------------------------
                                MANAGEMENT
- ------------------------------------------------------------------------------

OFFICERS AND DIRECTORS. Pursuant to the Articles of Incorporation, each Director shall serve until the annual meeting of the stockholders, or until
his successor is elected and qualified.   It is the intent of the Company to
support the election of a majority of "outside" directors at such meeting. Directors may only be removed for "cause". The term of office of each officer of the Company is at the pleasure of the Company's Board.

The principal executive officers and directors of the Company will be as follows:

Name                           Position            Term(s) of Office
- ------------------------------------------------------------------------------
Fred L. Solomon, age 50     Vice President     Inception to November 4, 1994
                               President        November 5, 1994 to present
                              Controller        January 1, 1996 to present
                               Director            Inception to present

James G. Solomon, age 41       President       Inception to November  4, 1994
                            Vice President      November 5, 1994 to present
                               Director            Inception to present

Patricia Sanders, age 46  Secretary/Director       Inception to present

Mr. Wally Armstrong was a Director of the Company from inception to March 6,
1995.   Mr. Armstrong's resignation was prompted by the needs of his other business activities and was not the result of any disagreement with the Board or management of the Company.

Mr. Greg Ortman was a Director of the Company from March 7, 1995 to October 15, 1995. Mr. Ortman's resignation was also prompted by the needs of his other business activities and was not the result of any disagreement with the Board or management of the Company.

Mr. Jock Terry was Chief Financial Officer and Controller for the Company
from September 15, 1995 to December 31, 1995.   Mr. Terry left the Company
due to the Company's cash flow considerations.

Resumes:

Fred L. Solomon - Mr. Solomon received an Associates of Arts degree at Daytona Community College in 1964 and a Bachelor of Arts degree at the University of Florida in 1966. From April, 1978 to August, 1989 Mr. Solomon was President of Specialty Maintenance & Construction, Inc., a general contractor with over 200 employees. Mr. Solomon performed a variety of sales, estimating, accounting, purchasing, human resources, contract
negotiations and executive management services.   From October, 1989 to
November, 1990, Mr. Solomon was President of Southern Energy & Aerospace, Inc., a family owned business which fabricated and installed mechanical systems for the electric utility power generation industry and which was
acquired by JWP-Zack.   Mr. Solomon's responsibilities included total
management of the Gary, Evansville and Tampa Divisions which included sales,
estimating, procurement and construction of the mechanical systems.   From
January, 1993 to January, 1994, Mr. Solomon was Vice President of Power Generation for Nab Construction Company. He was responsible for all aspects of the operation of power generation and mechanical contracting for all projects.

James G. Solomon - Mr. Solomon attended Daytona Beach Community College in
1972 and the Hobart Vo/Tech Welding School in the same year.   From October,
1981 to July, 1993, Mr. Solomon was Vice President of Southern Energy & Aerospace, Inc., a family owned business which fabricated and installed
mechanical systems for the electric utility power generation industry.   He
was responsible for operations and achieving the goals of the board of
directors.   He was also responsible for ensuring that critical schedules and project budgets were achieved through proper utilization of corporate
resources.   From November, 1979 to September, 1989, Mr. Solomon also acted as Vice President of Specialty Maintenance & Construction, Inc., a general contractor with over 200 employees. Mr. Solomon performed a variety of sales, estimating, accounting, purchasing, human resources, contract negotiations and executive management services. . Mr. Solomon performed sales, estimating, accounting, purchasing, human resources, contract negotiations and executive management services.

Patricia A. Sanders - Ms. Sanders attended St. Petersburg Junior College in
1967.  She has also attended motivational and educational seminars.   From
January, 1979 to January, 1989, Ms. Sanders was administrative assistant at Nu-Room Company. Her responsibilities included marketing strategy, negotiating contracts, processing mortgages, payroll, inventory and
overseeing staff and the production team.   From January, 1989 to April,
1993, Ms. Sanders worked as an executive assistant/corporate officer to Paul
L. Simmon in the following companies; (I) Viral Control Technology, Inc. (VCT, a public traded company, located in Tampa, Florida which marketed a line of environmentally safe disinfectants; (ii) Fam-Pak, St. Petersburg, Florida, a private company manufacturing Viral On-Guard, a disinfectant spray. (iii) R.O.S.T., Inc., a Tampa research and development company of environmental products and (iv) SanDesign, Inc., an environmental product design company.

Remuneration.   The following table sets forth the cash compensation paid by the Company to its officers and directors from October 1, 1994 to September 30, 1995, during which there were four (4) officers and three (4) directors:

                                             Salaries,        Securities or
                                               Fees         Property Insurance        Aggregate
                                             Directors         Benefits or               of
Name of Individual         Capacities          Fees           reimbursement           Contingent
Number of Persons           in which        Commissions         Personal               Forms of
in group                     served           & Bonus           Benefits             Remuneration
- --------                     ------           -------           --------             ------------
Fred L. Solomon         President/Director    $22,100            $1,692                  $0

James G. Solomon        Vice President/       $20,800            $2,102                  $0
                        Director
Patricia A. Sanders     Secretary/Director    $21,170              $468

Gregory Ortman          Director              $29,500                $0                  $0

Wally Armstrong         Director                   $0                $0                  $0

Jock Terry              Controller                 $0                $0                  $0
                        Chief Financial
                        Officer

All Officers and                              $93,570            $4,262                  $0
Directors as a Group
(6 persons)

The Company has not entered into Employment Agreements with its Officers.
The Company does have in place medical insurance for its employees (insurance cost of approximately $1,066 every three months), however, it does not have any retirement benefit programs, or 401(k) benefit plans.

The above amounts for Mr. Armstrong do not include $25,000 paid to Mr. Armstrong pursuant to the Personal Services Agreement entered into on January
7, 1994 by and between the Company and Mr. Armstrong.   See "The Company -
Business Activities."

      Board of Directors Compensation. Members of the Board of Directors may receive an amount yet to be determined annually for their participation and will be required to attend a minimum of four meetings per fiscal year. All expenses for meeting attendance or out of pocket expenses connected directly with their Board representation will be reimbursed by the Company. Director liability insurance may be provided to all members of the Board of Directors. No differentiation is made in the compensation of "outside directors" and those officers of the Company serving in that capacity.

CONFLICTS OF INTEREST POLICY.   The Company has adopted a policy that any
transactions with directors, officers or entities of which they are also officers or directors or in which they have a financial interest, will only be on terms fair and reasonable to the Company (based on competitive bids, if appropriate, or on terms similar contracts with the Company by unaffiliated entities) and approved by a majority of the disinterested directors of the Company's Board of Directors. The Board of Directors resolved that the Bylaws of the Company shall be amended to provide that no such transactions by the Company shall be either void or voidable solely because of such relationship or interest of directors or officers or solely because such directors are present at the meeting of the Board of Directors of the Company or a committee thereof which approves such transactions, or solely because their votes are counted for such purpose if: (i) the fact of such common directorship or financial interest is disclosed or known by the Board of Directors or committee and noted in the minutes, and the Board or committee authorizes, approves or ratifies the contract or transaction in good faith by a vote for that purpose without counting the vote or votes of such interested directors; or (ii) the fact of such common directorship or financial interest is disclosed to or known by the shareholders entitled to vote and they approve or ratify the contract or transaction in good faith by a majority vote or written consent of shareholders holding a majority of the Common Shares entitled to vote (the votes of the common or interested directors or officers shall not be counted in any such vote of shareholders), or (iii) the contract or transaction is fair and reasonable to the Company based on competitive bids, if appropriate, and/or on terms consistent with similar contracts with the Company by unaffiliated entities at the time it is authorized or approved. In addition, interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors of the Company or a committee thereof which approves such transactions.

Currently, there are only three directors.   Two of the directors are
brothers who are also majority shareholders. As a result, until such time as additional directors are appointed or elected to the Board of Directors, and even though the directors are aware of their fiduciary duty to the shareholders, there can be no assurance that the utilization of the policy will result in the resolution of any conflict of interest.

INDEMNIFICATION. The Company shall indemnify to the fullest extent permitted by, and in the manner permissible under the laws of the State of Florida, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company, or served any other enterprise as director, officer or employee at the request of the Company. The Board of Directors, in its discretion, shall have the power on behalf of the Company to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he/she is or was an employee of the Company. The extent of the indemnification shall be determined on a case by case basis and will be dependent on the nature of the action, suit or proceeding and the specific facts and circumstances surrounding the situation.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company, the Company understands that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceedings) is asserted by such director, officer, or controlling person in connection with any securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

- ------------------------------------------------------------------------------
                         PRINCIPAL SHAREHOLDERS
- ------------------------------------------------------------------------------

There are currently 2,665,852 Common Shares outstanding. The following tabulates holdings of shares of the Company by each person who, subject to the above, at the date of this Prospectus, holds of record or is known by Management to own beneficially more than 5.0% of the Common Shares and, in addition, by all directors and officers of the Company individually and as a group.

                                           Shareholdings at Date of
                                               This Prospectus
                                           ------------------------

                                           Amount                                  Amount
Name and Address of                   of Common Shares                        of Common Shares
Beneficial Owner                      Currently Owned          Percent      Owned After Offering    Percent
- -----------------------------------------------------------------------------------------------------------
Fred L. Solomon                           691,781               26.13%             622,603           23.56%
285 - 107th Avenue, #801
Treasure Island, Florida 33706

James G. Solomon                          686,781<F1>           25.94%             619,603           23.40%
4101 Kipling Avenue
Plant City, FL 33567

Patricia A. Sanders                       113,900<F2>            4.33%              61,950            2.34%
11680 Shipwatch Drive
Villa 1452
Largo, Florida 34644

Pratt, Wylce & Lords                      275,000               10.26%                   0               0%
P.O. Box 1427
Idaho Springs, Colorado 80452

All Directors & Officers
as a group (3)                          1,492,462               56.38%           1,304,156           49.26%

<F1> Includes 15,000 Common Shares issued to the children of Mr. James Solomon and deemed to be beneficially owned by Mr. Solomon.
<F2> Includes 10,000 Common Shares issued to the children of Ms. Sanders and deemed to be beneficially owned by Ms. Sanders.

There are currently 275,000 Class A Warrants outstanding.   The following
tabulates holdings of Class A Warrants of the Company by each person who, subject to the above, at the date of this Prospectus, holds of record or is known by Management to own beneficially more than 5.0% of the Common Shares and, in addition, by all directors and officers of the Company individually and as a group.

Name                                Total Number             Percentage             Amount       Percentage
- ----                                 of Class A              Owned prior          Owned After    Owned After
                                      Warrants               to Offering           Offering       Offering
                                      --------               -----------           --------       --------
Perry & Ellen                          15,015                    5.46%                0              0%
Marshall
Fred Solomon                          109,367                   39.77%                0              0%
James Solomon                         109,367                   39.77%                0              0%
Pat Sanders                            20,047                    7.29%                0              0%

All Officers and                      238,781                   86.83%                0              0%
Directors (3)

There are currently 275,000 Class B Warrants outstanding.   The following
tabulates holdings of Class B Warrants of the Company by each person who, subject to the above, at the date of this Prospectus, holds of record or is known by Management to own beneficially more than 5.0% of the Common Shares and, in addition, by all directors and officers of the Company individually and as a group.

Name                                Total Number             Percentage             Amount       Percentage
- ----                                 of Class B              Owned prior          Owned After    Owned After
                                      Warrants               to Offering           Offering       Offering
                                      --------               -----------           --------       --------
Perry & Ellen                          15,015                    5.46%                0              0%
Marshall
Fred Solomon                          109,367                   39.77%                0              0%
James Solomon                         109,367                   39.77%                0              0%
Pat Sanders                            20,047                    7.29%                0              0%

All Officers and                      238,781                   86.83%                0              0%
Directors (3)

There are currently 275,000 Class C Warrants outstanding.   The following
tabulates holdings of Class C Warrants of the Company by each person who, subject to the above, at the date of this Prospectus, holds of record or is known by Management to own beneficially more than 5.0% of the Common Shares and, in addition, by all directors and officers of the Company individually and as a group.

Name                                Total Number             Percentage             Amount       Percentage
- ----                                 of Class C              Owned prior          Owned After    Owned After
                                      Warrants               to Offering           Offering       Offering
                                      --------               -----------           --------       --------
Perry & Ellen                          15,015                    5.46%                0              0%
Marshall
Fred Solomon                          109,367                   39.77%                0              0%
James Solomon                         109,367                   39.77%                0              0%
Pat Sanders                            20,047                    7.29%                0              0%

All Officers and                      238,781                   86.83%                0              0%
Directors (3)

- ------------------------------------------------------------------------------
                     SHARES ELIGIBLE FOR FUTURE SALE
- ------------------------------------------------------------------------------

Upon completion of the Distribution, the Company will have 2,665,852 shares of Common Stock outstanding, 1,266,967 of which are being registered on
behalf of selling shareholders in this Offering.   This does not include any
Common Stock issued upon exercise of the 100,000 Preferred Shares, 275,000 Class A Warrants and 275,000 Class B Warrants currently being registered on behalf of selling shareholders. Of these shares, 100,000 shares distributed in the Distribution will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by an existing "affiliate" of the Company, which will be subject to the resale limitations of Rule 144 under the Securities Act. The remaining shares, as well as other securities which may be issued, in the future, in private transactions pursuant to an exemption from the Securities Act are "restricted securities" and may be sold in compliance with Rule 144 adopted under the Securities Act of 1933, as amended. Rule 144 provides, in essence, that a person who has held restricted securities for a period of two years may sell every three months in a brokerage transaction or with a market maker an amount equal to the greater of 1% of the Company's outstanding shares or the average weekly trading volume, if any, of the shares during the four calendar weeks preceding the sale. The amount of "restricted securities" which a person who is not an affiliate of the Company may sell is not so limited: nonaffiliates may each sell without limitation shares held for three years. The Company will make application for the listing of its Shares in the NASDAQ system or the American Stock Exchange. Sales under Rule 144 may, in the future, depress the price of the Company's Shares in the over-the-counter market, should a market develop.

Prior to this offering there has been no public market for the Common Stock
of the Company.   The effect, if any, of a public trading market or the
availability of shares for sale at prevailing market prices cannot be
predicted.   Nevertheless, sales of substantial amounts of shares in the public market could adversely effect prevailing market prices.

- ------------------------------------------------------------------------------
                              NASDAQ LISTING
- ------------------------------------------------------------------------------

CRITERIA FOR NASDAQ LISTING.    Prior to the date hereof, there has been
no trading market for the Common Stock of the Company. The Company has agreed to use its best efforts to apply for the quotation of its Common Stock on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"). The Company will not meet the proposed criteria as of the
completion of the offering.   In order to obtain the NASDAQ listing, the
Company must meet the following criteria: (i) have total assets in excess of $4,000,000; (ii) have net equity in excess of $2,000,000; (iii) become a reporting company under the Securities Exchange Act of 1934; (iv) have a minimum of 300 shareholders; (v) have a public float of at least 100,000
shares and (vi) have a bid price of $3.00.   The Company hopes to meet (i)
and (ii) upon the exercise of the warrants being registered in this offering. There can be no assurance that any warrants will, in fact, be exercised. Additionally, the Company shall file a Form 10 immediately after the effective date of this registration statement to meet the requirements of
(iii).   After the effective date of this registration statement, the Company
shall meet the criteria in (iv).   Immediately after the effective date of
this registration statement, the Company shall apply for the quotation of its
Common Stock on the over-the-counter market.   There can be no assurance,
however, that the Common Stock will be quoted, that an active trading and/or a liquid market will develop or, if developed, that it will be maintained. The Company does not intend to apply for quotation of its Common Stock on NASDAQ until it meets the above criteria.

BROKER-DEALER SALES OF COMPANY SECURITIES.  Until the Company
successfully obtains a listing on the NASDAQ quotation system, if ever, the Company's securities may be covered by Rule 15c2-6 under the Securities
Exchange Act of 1934 that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse).
For transactions covered by the rule, the broker-dealer must make a special suitability determination of the purchaser and have received the purchaser's written agreement to the transaction prior to the sale. In order to approve a person's account for transactions in designated securities, the broker or dealer must (i) obtain information concerning the person's financial situation, investment experience and investment objectives; (ii) reasonably determine, based on the information required by paragraph (i) that transactions in designated securities are suitable for the person and that the person has sufficient knowledge and experience in financial matters that the person reasonably may be expected to be capable of evaluating the rights of transactions in designated securities; and (iii) deliver to the person a written statement setting forth the basis on which the broker or dealer made the determination required by paragraph (ii) in this section, stating in a highlighted format that it is unlawful for the broker or dealer to effect a transaction in a designated security subject to the provisions of paragraph
(ii) of this section unless the broker or dealer has received, prior to the transaction, a written agreement to the transaction from the person; and
stating in a highlighted format immediately preceding the customer signature line that the broker or dealer is required to provide the person with the written statement and the person should not sign and return the written statement to the broker or dealer if it does not accurately reflect the person's financial situation, investment experience and investment objectives and obtain from the person a manually signed and dated copy of the written
statement.   A designated security means any equity security other than a security (i) registered, or approved for registration  upon notice of issuance on a national securities exchange that makes transaction reports available pursuant to 17 CFR 11Aa3-1 (ii) authorized or approved for authorization upon notice of issuance, for quotation in the NASDAQ system; or
 . . . (iv) whose issuer has net tangible assets in excess of $2,000,000 demonstrated by financial statements dated less than fifteen months previously that the broker or dealer has reviewed and has a reasonable basis to believe are true and complete in relation to the date of the transaction
with the person.    Consequently, the rule may affect the ability of
broker-dealers to sell the Company's securities and also may affect the ability of purchasers in this Offering to sell their shares in the secondary market.

- ------------------------------------------------------------------------------
                        DESCRIPTION OF SECURITIES
- ------------------------------------------------------------------------------

QUALIFICATION. The following statements constitute brief summaries of the Company's Certificate of Incorporation and Bylaws, as amended. Such summaries do not purport to be complete and are qualified in their entirety by reference to the full text of the Certificate of Incorporation and Bylaws.

The Company's articles of incorporation authorize it to issue up to
50,000,000 Common Shares, $.001 par value per Common Share.   Shares of
common stock purchased in this offering will be fully paid and non-assessable.

COMMON STOCK.   Holders of Common Shares of the Company are entitled to
cast one vote for each share held at all shareholders meetings for all
purposes.   Upon liquidation or dissolution, each outstanding Common Share will be entitled to share equally in the assets of the Company legally available for distribution to shareholders after the payment of all debts and other liabilities. Common Shares do not have any cumulative or preemptive or other rights to subscribe to or purchase additional Common Shares in the event of a subsequent offering. All outstanding Common Shares are, and the shares offered hereby will be legally issued, fully paid and non-assessable.

There are no limitations or restrictions upon the rights of the Board of Directors to declare dividends out of any funds legally available therefor. The Company has not paid dividends to date and it is not anticipated that any dividends will be paid in the foreseeable future. The Board of Directors initially may follow a policy of retaining earnings, if any, to finance the future growth of the Company. Accordingly, future dividends, if any, will depend upon, among other considerations, the Company's need for working capital and its financial conditions at the time.

COMMON STOCK PURCHASE WARRANTS. On October 26, 1994, the Board of
Directors authorized the distribution of 275,000 each of A, B, and C stock purchase warrants exercisable as follows:

      $4.75 plus one A warrant for each share of common stock;
      $7.50 plus one B warrant for each share of common stock; and $12.50 plus one C warrant for each share of common stock.

The warrants are exercisable for a period of 48 months from the date of issue and are callable with 30 days notice at a price of $.001 per warrant.

These distributions were made to the owners of record of common stock on the
books of the Company as of October 1, 1994.   The Class A and Class B
Warrants and the common stock underlying said Class A and Class B Warrants are being registered in this Offering.

PREFERRED STOCK.  During October, 1995, the Company authorized the
issuance of 300 shares of $1000 par value of preferred stock.   The preferred
stock is convertible into 1,000 shares of common stock for each preferred share at any time after 180 days or as required by the Company from the date
of issue at the option of the holder.   The preferred stock shall not have
any voted on matters submitted to shareholders and shall not be entitled to the payment of dividends and shall be deemed for the purpose of distribution of assets in liquidation to be converted into common stock.

TRANSFER AGENT. The Company shall act as its own transfer agent until after the completion of the registration process.

- ------------------------------------------------------------------------------
                             LEGAL MATTERS
- ------------------------------------------------------------------------------

The due issuance of the Common Shares offered hereby will be opined upon for the Company by Jacobs, Forlizzo & Neal, P.A. in which opinion Counsel will rely on the validity of the Certificate and Articles of Incorporation issued by the State of Florida, as amended and the representations by the management of the Company that appropriate action under Florida law has been taken by the Company.


- ------------------------------------------------------------------------------
                           LEGAL PROCEEDINGS
- ------------------------------------------------------------------------------

The Company is not involved in any legal proceedings as of the date of this Prospectus.

- ------------------------------------------------------------------------------
                                EXPERTS
- ------------------------------------------------------------------------------

The audited financial statements included in this Prospectus have been so included in reliance on the report of Winter, Scheifley & Associates P.C., Certified Public Accountants, on the authority of such firm as experts in auditing and accounting.

- ------------------------------------------------------------------------------
                          INTERESTS OF NAMED
                          EXPERTS AND COUNSEL
- ------------------------------------------------------------------------------

None of the experts or counsel named in the Prospectus are affiliated with the Company.

                     Level Best Golf, Inc.
                 (A Development Stage Company)
                        Balance Sheet
                        March 31, 1996
                         (Unaudited)

                      Assets
                      ------
Current Assets:
   Cash                                          $  1,126
   Accounts receivable                             33,586
   Inventory                                      254,204
                                                 --------
     Total current assets                         288,916
                                                 --------

Property and Equipment, net                        35,539
                                                 --------

Other Assets:
   Intangible assets, net                          10,229
                                                 --------
                                                 $334,684
                                                 ========

            Liabilities and Stockholders' Equity
            ------------------------------------
Current Liabilities:
   Accounts payable                                $  129,049
    Accrued expenses - related party                  116,405
    Current portion of long-term debt-related
      parties                                         255,241
    Current portion of long-term debt                  21,048
                                                   ----------
     Total current liabilities                        521,743
                                                   ----------

Long term debt                                         52,643

Stockholders' equity:
 Preferred Stock, $1,000 par value, convertible,
    300 shares authorized and outstanding             300,000
 Common stock, $.001 par value,
    50,000,000 shares authorized, 2,666,210
    shares issued and outstanding                       2,666
 Paid in capital                                      623,801
 Deficit accumulated during the
   development stage                               (1,166,169)
                                                   ----------
                                                     (239,702)
                                                   ----------
Total liabilities and stockholders' equity         $  334,684
                                                   ==========

See notes to unaudited condensed financial statements.

                       Level Best Golf, Inc.
                   (A Development Stage Company)
                      Statements of Operations
  For The Six Months Ended March 31, 1996 and 1995 and the Period
       From Inception (October 1, 1993) to March 31, 1996
                           (Unaudited)
                                                                    Inception to
                                                                      March 31,
                                       1996            1995            1996
                                       ----            ----            ----
Revenues:
 Net sales                         $   167,107    $     3,035     $   287,920

Cost of sales                           60,400         16,220         225,454
Selling, general and
   administrative expenses             372,237        377,526       2,143,433
                                   -----------    -----------     -----------
                                       432,637        393,746       2,368,887

(Loss) from operations                (265,530)      (390,711)     (2,080,967)

Other income and expense:
  Interest expense - related party        -              -            (32,696)
  Interest expense                      (7,043)       (14,432)        (17,218)
                                   -----------    -----------     -----------
                                        (7,043)       (14,432)        (49,914)

Net (loss)                         $  (272,573)   $  (405,143)    $(2,130,881)
                                   ===========    ===========     ===========

Net (loss) per share               $      (.10)   $      (.21)    $      (.91)
                                   ===========    ===========     ===========

Weighted average shares              2,640,280      1,951,534       2,336,690
                                   ===========    ===========     ===========

See notes to unaudited condensed financial statements.

                                          Level Best Golf, Inc.
                                      (A Development Stage Company)
                                    Statement of Stockholders' Equity
                       for the Period From September 30, 1995 to March 31, 1996
                                               (Unaudited)

                                                                                            Deficit
                                                                                          Accumulated
                                                                                           During the
                                     Common Stock       Preferred Stock      Paid in      Development
                                 Shares       Amount    Shares   Amount      Capital         Stage          Total
                                 ------       ------    ------   ------      -------         -----          -----
Balance September 30, 1995      2,612,218     $2,612       -    $    -      $542,972    $  (893,596)     $(348,012)
Shares issued for services
 at $1.50 per share
 (October, 1995 to March,
      1996)                        39,634         40    59,411    59,451
Shares issued for inventory
 at $1.50 per share
 (January, 1996)                   14,288         14    21,418    21,432
Shares issued pursuant to
a private placement at
$1000 per share
 (December, 1995 to
 February, 1996)                                 300   300,000   300,000
Net loss for the period                                                     (272,573)      (272,573)
                                                                            --------    -----------

Balance March 31, 1996          2,666,210     $2,666       300  $300,000    $623,801    $(1,166,169)     $(239,702)
                                =========     ======   =======  ========    ========    ===========      =========

See notes to unaudited condensed financial statements.

                            Level Best Golf, Inc.
                       (A Development Stage Company)
                         Statements of Cash Flows
   For The Six Months Ended March 31, 1996 and 1995 and the Period From
                Inception (October 1, 1993) to March 31,1996
                                (Unaudited)
                                                                    Inception to
                                                                       March 31,
                                         1996           1995            1996
                                         ----           ----            ----

Operating activities:               $ (301,650)     $ (413,050)     $(1,212,867)

Investing activities:
Acquisition of intangibles                -               -             (15,217)
Purchase of fixed assets               (22,469)           -             (39,559)
                                    ----------      ----------      -----------
Net cash (used in)
 investing activities                  (22,469)           -             (54,776)
                                    ----------      ----------      -----------

Financing activities:
Sale of common stock                      -            313,050          693,271
Sale of Preferred stock                300,000            -             300,000
Increase in related party debt          27,706            -             201,806
Increase in long-term debt                -            100,000          100,000
Repayment of long-term debt            (10,522)           -             (26,308)
                                    ----------      ----------      -----------
Net cash provided by
 financing activities                  317,184         413,050        1,268,769

Net increase (decrease) in cash and
cash equivalents                        (6,935)           -               1,126

Beginning cash and cash equivalents      8,061      $     -         $      -
                                    ----------      ----------      -----------

Ending cash and cash equivalents    $    1,126      $     -         $     1,126
                                    ==========      ==========      ===========
See notes to unaudited condensed financial statements.

                         Level Best Golf, Inc.
                     (A Development Stage Company)
           Notes to Unaudited Condensed Financial Statements
                           March 31, 1996

Note 1. Basis of presentation
        ---------------------

The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. They do not include all Of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. The results of operations for the periods Presented are not necessarily indicative of the results to be expected for the full year. The accompanying financial statements should be read in conjunction with the Company's audited financial statements for the year ended September 30, 1995 included elsewhere in this Form S-1.

Note 2. Stockholders' Equity
        --------------------

During October, 1995 the Company filed a Form S-l registration statement whereby it is attempting to register 1,902,268 shares of common stock, 275,000 Class A warrants, and 275,000 Class B warrants.

During the period from October 1, 1995 to March 31, 1996 the Company issued 39,634 shares of common stock for consulting services valued at $59,451.

During January, 1996 the Company issued 14,288 shares of common stock in exchange for inventory valued at $21,432.

It appears that the securities of the Company privately placed after September 30, 1995, should have been registered under the Securities Act of 1933. As a result, these is a potential contingent liability of the Company if the Company were required to rescind the placement of these securities of $80,883 plus interest of 12% per annum.

During the period from December, 1995 through February, 1996 the Company issued 300 shares of its preferred stock in exchange for cash aggregating $300,000 pursuant to a private placement.

Note 3. Inventory
        ---------

Inventory consists principally of work in process.

                        Level Best Golf, Inc.
                     (A Development Stage Company)
            Notes to Unaudited Condensed Financial Statements
                             (Continued)

Note 4. Basis of Presentation
        ---------------------

The accompanying financial statements have been prepared on a "going concern" basis which contemplates the realization of assets and the liquidation of liabilities in the ordinary course of business.

The Company has incurred an operating loss during the year ended September 30, 1995 aggregating $1,473,182 and for the six months ended March 31, 1996 of $272,573 and has negative working capital of $232,827 at March 31, 1996.

During the periods presented the Company has not generated positive cash flow from operations and there can be no assurance that the trend will not continue. Profitable operations are dependent upon, among other factors, the Company's ability to obtain equity or debt financing and its ability to successfully market its products.

The Company is unable to project a level of revenue which would allow a reversal of its history of operating losses in the near future. In this regard the Company has undertaken the raising of additional equity capital. In addition, the Company is attempting to obtain debt financing for certain golf products which it intends to market, is seeking to expand its customer base and is attempting to lower operating expenses. The Company's continued operations are dependent upon obtaining financing.

                      REPORT OF INDEPENDENT AUDITORS

Shareholders and Board of Directors
Level Best Golf, Inc.


We have audited the accompanying balance sheets of Level Best Golf, Inc. (a development stage Company) as of September 30, 1994 and 1995, and the related statements of operations, stockholders' equity, and cash flows for each of the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Level Best Golf, Inc. (a development stage Company) as of September 30, 1994 and 1995, and the results of its operations, and its cash flows for each of the two years then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 9 to the financial statements, substantial doubt exists about the Company's continued existence should it be unable to complete its proposed financing and market its products. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                   Winter, Scheifley & Associates, P.C.
                                   Certified Public Accountants

Denver, Colorado
November 4, 1995

                   Level Best Golf, Inc.
               (A Development Stage Company)
                      Balance Sheets
                                                September 30,
                                               1994        1995
                                               ----        ----
                            ASSETS
Current assets:
  Cash                                      $    -      $   8,061
  Accounts receivable                            -            202
  Inventory                                    61,437     156,657
                                            ---------   ---------
    Total current assets                       61,437     164,920

Property, plant and equipment,
 at cost:
  Office and production equipment              13,259      17,090
  Less: accumulated depreciation                1,225       4,019
                                            ---------   ---------
                                               12,034      13,071
Other assets:
 Product rights and video production
   net of accumulated amortization
   of $1,910 and $4,994                        13,307      10,223
 Other                                          3,926        -
                                            ---------   ---------
                                               17,233      10,223
                                            ---------   ---------
                                            $  90,704   $ 188,214
                                            =========   =========

            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                           $  29,699   $ 108,072
 Current portion of long-term debt -
  related party (Note 5)                      150,000     149,840
 Current portion of long-term debt (Note 5)      -         21,048
 Due to affiliates (Note 6)                    42,137     181,135
                                            ---------   ---------
   Total current liabilities                  221,836     460,095

Long-term debt - related party (Note 5)        26,600      12,965
Long-term debt (Note 5)                          -         63,166

Commitments and contingencies
  (Note 7, 8 and 9)

Stockholders' equity: (Notes 2 and 3)
   Preferred stock, $1,000 par value,
   convertible, 300 shares authorized            -           -
   Common stock, $.001 par value,
   50,000,000 shares authorized,
   1,732,000 and 2,612,218 shares
   issued and outstanding                       1,732       2,612
   Paid in capital                            225,662     542,972
   Deficit accumulated during the
    development stage                        (385,126)   (893,596)
                                            ---------   ---------
                                             (157,732)   (348,012)
                                            ---------   ---------
                                            $  90,704   $ 188,214
                                            =========   =========

See the accompanying notes to the financial statements.

                                   Level Best Golf, Inc.
                             (A Development Stage Company)
                     Statement of Changes in Stockholders' Equity
             For the Period From Inception (October 1, 1993) to September 30, 1995

                                                                      Deficit
                                                                    Accumulated
                                 Common Stock          Paid in       During the
                               Shares    Amount        Capital     Development Stage   Total
                               -------   ------        -------     -----------------   -----

Shares issued for cash to
 affiliates at $.003
 per share (October, 1993)     1,418,162   $  1,418    $    2,676    $      -      $    4,094
Shares issued for cash to
 affiliates at $.08
 per share (October, 1993)       129,900        130         9,871           -          10,000
Shares issued for cash at
 $.46 per share (May, 1994)       97,338         98        44,901           -          45,000
Shares issued for cash at
 $.58 per share (June, 1994)      43,300         43        24,957           -          25,000
Shares issued for services
 at $.50 per share
 (May, 1994)                      43,300         43        21,457           -          21,500
Contribution of officers
 salaries to capital                -          -          121,800           -         121,800
Net loss for the year               -                                   (385,126)    (385,126)
                              ----------   --------    ----------    -----------   ----------
Balance September 30, 1994     1,732,000      1,732       225,662       (385,126)    (157,732)
Shares issued for cash at
 $1.00 per share
 (November, 1994)                 51,000         51        51,949           -          52,000
Shares issued for the
 conversion of debt to
 affiliate at $1.00 per share
 (November, 1994)                  9,000          9         8,991           -           9,000
Shares issued pursuant to
 a private placement at
 $1.50 per share (December,
 1994 to September, 1995)        377,067        377       565,221           -         565,598
Cost of private placement           -          -           (8,422)          -          (8,422)
Shares issued for services and
 inventory at $1.50 per
 share (January, 1995)             8,334          8        12,492           -          12,500
Shares issued for services
 at $1.50 per share
 (October, 1994)                 275,000        275       412,225           -         412,500
Shares issued for services
 at $1.50 per share
 (September, 1995)               159,817        160       239,566           -         239,726
Reclassification of
 S Corporation deficit to
 paid in capital                    -          -         (964,712)       964,712         -
Net loss for the year               -                                 (1,473,182)  (1,473,182)
                              ----------   --------    ----------    -----------   ----------
Balance September 30, 1995     2,612,218   $  2,612    $  542,972    $  (893,596)  $ (348,012)
                              ==========   ========    ==========    ===========   ==========

See the accompanying notes to the financial statements.

                        Level Best Golf, Inc.
                    (A Development Stage Company)
                      Statements of Cash Flows
          For the Years Ended September 30, 1994 and 1995 and
   the Period From Inception (October 1, 1993) to September 30, 1995
                                                    Year Ended               Inception to
                                                --------------------         September 30,
                                                1994            1995             1995
                                                ----            ----             ----
Cash Flows From Operating Activities:
  Net loss                                  $ (385,126)     $(1,473,182)     $(1,858,308)
Adjustments to reconcile net loss to
 net cash used in operating activities:
  Amortization                                   1,910            3,084            4,994
  Depreciation                                   1,225            2,794            4,019
  Officers salary contributed to capital       121,800             -             121,800
  Common stock issued for salaries and
   consulting fees                              21,500          664,725          686,225
  Increase in receivables                         -                (202)            (202)
  Increase in inventory                        (61,437)         (95,220)        (156,657)
  Increase (decrease) in other assets           (3,926)           3,926             -
  Increase in due to affiliates                   -             178,940          178,940
  Increase in accounts payable                  29,699           78,373          108,072
                                             ---------       ----------      -----------
Total adjustments                              110,771          836,420          947,191
Net cash provided by (used in)
  operations                                  (274,355)        (636,762)        (911,117)
                                             ---------       ----------      -----------

Cash flows from investing activities:
  Acquisition of rights and video production   (15,217)            -             (15,217)
  Acquisition of property and equipment        (13,259)          (3,831)         (17,090)
                                             ---------       ----------      -----------
Net cash provided by (used in)
  investing activities                         (28,476)          (3,831)         (32,307)
                                             ---------       ----------      -----------

Cash Flows From Financing activities:
  Increase (decrease) in due to affiliates      42,137          (30,942)          11,195
  Increase (decrease) in notes payable -
    affiliates                                 176,600          (13,795)         162,805
  Proceeds from long-term debt                    -             100,000          100,000
  Repayment of long-term debt                     -             (15,786)         (15,786)
  Proceeds from the issuance of common stock    84,094          609,177          693,271
                                             ---------       ----------      -----------
Net cash provided by (used in)
  financing activities                         302,831          648,654          951,485
                                             ---------       ----------      -----------

Net increase (decrease) in cash and
  cash equivalents                                -               8,061            8,061
Beginning cash and cash equivalents               -                -                -
                                             ---------       ----------      -----------
Ending cash and cash equivalents             $    -          $    8,061      $     8,061
                                             =========       ==========      ===========

Supplemental cash flow information:
Cash paid for: Income taxes                  $    -          $      -        $       -
               Interest                      $  12,382       $   28,735      $    41,117

Non-cash investing and financing activities:
 Conversion of note payable - affiliate to
  common stock                               $    -          $    9,000      $       -

See the accompanying notes to the financial statements.

                       Level Best Golf, Inc.
                   (A Development Stage Company)
                      Statements of Operations
         For the Years Ended September 30, 1994 and 1995 and
  the Period From Inception (October 1, 1993) to September 30, 1995
                                                                    Inception to
                                                Year Ended          September 30,
                                            ------------------
                                            1994          1995          1995
                                            ----          ----          ----
Revenue                                  $  22,339    $    98,474    $   120,813

Costs and expenses:
 Cost of sales                              15,791        149,263        165,054
 General and administrative                379,292      1,391,904      1,771,196
                                         ---------    -----------    -----------
                                           395,083      1,541,167      1,936,250

Net loss from operations                  (372,744)    (1,442,693)    (1,815,437)

Other income and (expense):
 Interest expense                             -           (10,175)       (10,175)
 Interest expense - related party          (12,382)       (20,314)       (32,696)
                                         ---------    -----------    -----------

  Net loss                               $(385,126)   $(1,473,182)   $(1,858,308)
                                         =========    ===========    ===========


Per share information:

 Weighted average number of common
  shares outstanding                     1,624,703      1,991,640      1,808,172
                                         =========    ===========    ===========

 Net loss per share                      $    (.24)   $      (.74)   $     (1.03)
                                         =========    ===========    ===========

See the accompanying notes to the financial statements.

                       Level Best Golf, Inc.
                   (A Development Stage Company)
                   Notes to Financial Statements
                        September 30, 1995

Note 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

The Company was incorporated on October 1, 1993, in the State of Florida. The Company is in the development stage and its intent is to develop and market golf training aids. The Company has chosen September 30, as a year end.

Inventories: Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method. Inventory consists principally of work in process.

Fixed assets: The company depreciates its office equipment utilizing the straight line method over periods of five to seven years.

Net loss per share: The net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding for the period. Common stock equivalents are excluded from the computation as their effect would be anti-dilutive.

Product rights and video production: The company amortizes its product rights and video production over a period of 5 years using the straight line method. Amortization charged to operations was $1,910 and $3,084 for the years ended September 30, 1994 and 1995.

Cash and cash equivalents: Cash and cash equivalents consist of cash and other highly liquid debt instruments with original maturities of less than three months.

Revenue recognition: The company recognizes revenue from the sale of its products upon shipment.

Advertising costs: Advertising costs, except for costs associated with direct response advertising are charged to operations when incurred. The costs of direct response advertising will be capitalized and amortized over the period which future benefits are expected to be received if the Company has determined that there are historical patterns of the results of direct advertising upon which it can base its decision to capitalize these costs, otherwise these costs will be charged to expense as incurred. Costs associated with product endorsements are charged to expense when incurred. Advertising costs charged to operations were $15,465 and $42,719 during 1994 and 1995.

                         Level Best Golf, Inc.
                     (A Development Stage Company)
                     Notes to Financial Statements
                             (Continued)

Note 2. STOCKHOLDERS EQUITY

Common stock:

At inception, the Company issued 1,418,162 shares of its $.001 par value common stock to two of its officers and directors in exchange for cash of $4,094 and 129,900 shares of its $.001 common stock to an officer and director in exchange for cash of $10,000.

During the year ended September 30, 1994 the Company issued shares of its $.001 par value common stock to non-affiliates as follows:
     97,338 shares for cash of $45,000
     43,300 shares for cash of $25,000
     43,300 shares for services related to product development and marketing valued at $21,500

During October, 1994 the Company declared a 346.4 to 1 stock split. All shares included in these financial statements have been adjusted to reflect this split.

During October, 1994 the Company entered into a one year consulting agreement with an entity whereby the entity would provide to the Company financial consulting services. Pursuant to the agreement the entity agreed to assist the Company in preparing a private placement memorandum to obtain equity or debt financing in the amount of $525,000 and to assist the Company in completing the offering. In exchange for these services the Company agreed to pay $17,500 in cash and to issue 275,000 shares of its $.001 par value common stock valued at $412,500.

During October, 1994, the Company authorized the issuance of 275,000 each of A, B, and C stock purchase warrants exercisable as follows:

    $ 4.75 plus one A warrant for each share of common stock
    $ 7.50 plus one B warrant for each share of common stock
    $12.50 plus one C warrant for each share of common stock

The warrants are exercisable for a period of 48 months from the date of issue and are callable with 30 days notice at a price of $.001 per warrant.

During December, 1994 the Company began offering shares of its common stock at $1.50 per share pursuant to a private placement. Pursuant to this private placement the Company issued 377,067 shares of common stock for cash aggregating $565,598.

                        Level Best Golf, Inc.
                    (A Development Stage Company)
                    Notes to Financial Statements
                            (Continued)

During November, 1994 the Company issued 51,000 shares of its common stock for cash aggregating $52,000.

During January, 1995 the Company entered into an agreement to acquire certain inventory and assume certain liabilities related to the operation of a golf school which had been formed in December, 1994. Pursuant to the agreement the Company agreed to pay the owner of the inventory cash aggregating $12,500 and to issue 8,334 shares of its common stock to him. During November, 1995 the Company rescinded the transaction. The operation of the golf school was not material to the Company's operations during the period which it was operated. The Company has accounted for its investment in the golf school as a temporary investment and has charged the acquisition costs aggregating $25,000 to operations during the year ended September 30, 1995.

During September, 1995 the Company issued 159,817 shares of its common stock to certain employees for salaries and consultants for services related to product development and marketing valued at $239,726.

During November, 1994 an affiliate of the Company converted a loan in the amount of $9,000 into 9,000 shares of the Company's $.001 par value common stock (see Note 6).

During October, 1995 the Company filed a registration statement with the Securities and Exchange Commission on Form S-1 whereby it is attempting to register 275,000 Class A warrants, 275,000 Class B warrants and 1,902,268 shares of common stock (including the 550,000 shares of common stock underlying the Class A and Class B warrants).

During the periods covered by these financial statements the Company issued shares of common stock without registration under the Securities Act of 1933. Although the Company believes that the sales did not involve a public offering of its securities and that the Company did comply with the "safe harbor" exemptions from registration under section 4(2), it could be liable for recission of the sales if such exemptions were found not to apply.

Preferred stock:

During October, 1995 the Company authorized the issuance of 300 shares of $1,000 par value preferred stock. The preferred stock is convertible into 1,000 shares of common stock for each preferred share at any time after 4 months from the date of issue at the option of the holder. The preferred stock shall not have any vote on matters submitted to shareholders and shall not be entitled to the payment of dividends and shall be deemed for the purpose of distribution of assets in liquidation to be converted into common stock as described above.

                         Level Best Golf, Inc.
                     (A Development Stage Company)
                     Notes to Financial Statements
                             (Continued)



Note 3. CONTRIBUTION TO PAID IN CAPITAL

During September, 1994, certain officers agreed to contribute $121,800 in unpaid salaries to the capital of the Company.

Note 4. INCOME TAXES

The Company had elected to be an "S" corporation under the provisions of the Internal Revenue Code and state statutes. Under these provisions, no income tax is normally incurred at the corporate level. Instead the shareholder includes his pro rata share of the corporation's income or loss on his personal tax returns. During March, 1995 the number of shareholders in the Company exceeded the maximum number of shareholders allowed for an "S" corporation and the election was terminated. In addition, the Company used December 31, as its year end for income tax purposes. Effective April 1, 1995 the Company adopted Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes. Of the loss for the year ended September 30, 1995 approximately $893,596 will be available as an operating loss carryforward for the Company expiring during 2010, and the balance will be allocated to the shareholders. The accumulated loss through the termination of the "S" election of $964,712 has been reclassified to paid in capital in the accompanying financial statements. The Company is unable to predict future taxable income that would enable it to utilize the deferred tax asset and therefore the deferred tax asset of approximately $304,000 related to its operating loss carryforward which expires in 2010 is fully reserved.

Note 5. LONG-TERM DEBT

Related parties:
During December, 1993 the Company borrowed $177,000 from an entity controlled by its two largest shareholders. This note had a balance of $176,600 and $162,805 at September 30, 1994 and 1995. The note bears interest and is due as follows:

                     Amount   Interest rate    Due date
                     ------   -------------    --------
                    $149,840  Prime + 1.5%    On demand
                    $ 12,965            6%    December, 1996

Other:
During October, 1994 the Company obtained a U.S. Small Business
Administration loan in the amount of $100,000. This note is payable in installments of $1,754 plus interest at 11% per annum and is due on or

                         Level Best Golf, Inc.
                     (A Development Stage Company)
                     Notes to Financial Statements
                             (Continued)

before October 1, 1999. The balance of this note was $84,214 at September 30, 1995.

  Maturity of long-term debt - other is as follows:

     Year ended September 30, 1996:      $21,048
                              1997:      $21,048
                              1998:      $21,048
                              1999:      $21,070

Note 6. RELATED PARTY TRANSACTIONS

During the year ended September 30, 1994 certain officers and directors of the Company and parties related to these individuals made advances to the Company aggregating $42,137. During the year ended September 30, 1995 $9,000 of this debt was converted into common stock (see Note 2) and $30,932 was repaid. In addition, the Company accrued $178,930 in unpaid salary due these individuals bringing the balance due to $181,135 at September 30, 1995. The Company has not recorded any interest expense related to the advances as it would not be material to the financial statements.

Note 7. COMMITMENTS

During January, 1994 the Company entered into a three year product endorsement agreement with a professional athlete in which the athlete agreed to make personal appearances and to otherwise promote the Company's products. In exchange for his services the athlete is to be paid a minimum annual fee of $25,000. In addition, in the event sales of the endorsed product exceed $222,222 in any calendar year the Company also agreed to pay a royalty to the athlete equal to 7.5% of the collected endorsed product sales.

During January, 1994 the Company entered into a five year license agreement (renewable by the Company at its option for an additional five years if all of the terms and conditions of the agreement are met by the Company during the initial five year term) with an entity engaged in the manufacture of golf training devices whereby the Company obtained rights to manufacture and sell certain of the licenser's products in the United States and in certain European countries. Pursuant to the agreement the Company agreed to pay the licenser a fee of 7.5% of the net sales price of the licensed products sold. In addition, it was agreed that if the net sales of

                        Level Best Golf, Inc.
                    (A Development Stage Company)
                    Notes to Financial Statements
                             (Continued)

the licensed product did not exceed 60,000 units during the initial four years of the agreement that the licenser could cancel the agreement at its option.

Note 8. OPERATING LEASES

The Company moved to its new facility during May, 1995 and currently rents these facilities on a month to month basis at a monthly rental of $4,000. Rent expense was $8,922 and $18,181 for the years ended September 30, 1994 and 1995. In addition, the Company leases certain office equipment under operating leases expiring in 1998.

Minimum future rental payments under non-cancelable operating leases having remaining terms in excess of 1 year are as follows:

  Year ended September 30, 1996:   $  3,468
                           1997:      3,468
                           1998:      2,973
                                   --------
                                   $  9,909
                                   ========

Note 9. BASIS OF PRESENTATION

The accompanying financial statements have been prepared on a "going concern" basis which contemplates the realization of assets and the liquidation of liabilities in the ordinary course of business.

The Company has incurred an operating losses during the years ended September 30, 1994 and 1995 aggregating $385,126 and $1,473,182 and has negative working capital of $295,175 at September 30, 1995.

During the periods presented the Company has not generated positive cash flow from operations and there can be no assurance that the trend will not continue. Profitable operations are dependent upon, among other factors, the Company's ability to obtain equity or debt financing and its ability to successfully market its products.

                        Level Best Golf, Inc.
                    (A Development Stage Company)
                    Notes to Financial Statements
                            (Continued)


The Company is unable to project a level of revenue which would allow a reversal of its history of operating losses in the near future. In this regard the Company has undertaken the raising of additional equity capital (see Note 2). In addition, the Company is attempting to obtain debt financing for the acquisition of certain golf products which it intends to market, is seeking to expand its customer base and attempting to lower its operating expenses. The Company's continued operations are dependent upon obtaining financing and its ability to market its products.

Note 10. SUBSEQUENT EVENTS

During October, 1995 the Company issued 100 shares of the preferred stock described in Note 2 for cash aggregating $100,000. In addition during December, 1995 and January, 1996 the Company accepted subscriptions for 100 shares of the preferred stock described in Note 2 for cash aggregating $100,000.

                                    PART II
                    INFORMATION NOT REQUIRED BY PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

      Other expenses in connection with this offering which will be paid by Level Best Golf, Inc. (hereinafter in this Part II referred to as the "Company") are estimated to be substantially as follows:

                                                             Amount
                                                             Payable
Item                                                       By Company
- ----                                                       ----------
S.E.C. Registration Fees                                 $  1,963.33
State Securities Laws (Blue Sky) Fees and Expenses          1,500.00
Printing and Engraving Fees                                 5,000.00
Legal Fees                                                 15,000.00
Accounting Fees and Expenses                               10,000.00
Transfer Agent's Fees                                       1,500.00
                                                         -----------

Total                                                    $ 34,963.33

Item 14.    Indemnification of Officers and Directors.

INDEMNIFICATION. The Company shall indemnify to the fullest extent permitted by, and in the manner permissible under the laws of the State of Florida, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company, or served any other enterprise as director, officer or employee at the request of the Company. The Board of Directors, in its discretion, shall have the power on behalf of the Company to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he/she is or was an employee of the Company. The extent of the indemnification shall be determined on a case by case basis and will be dependent on the nature of the action, suit or proceeding and the specific facts and circumstances surrounding the situation.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company, the Company understands that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceedings) is asserted by such director, officer, or controlling person in connection with any securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

Item 15.   Recent Sales of Unregistered Securities.

During May and June, 1994 and November-December, the Company issued 1,732,000 common shares for cash $227,394 to eight individuals who were associated with
the Company.   These sales were made in reliance on Section 4(2) of the
Securities Act of 1933.

During the last quarter of 1994, the Company issued 52,000 common shares at
$1.00 per common share for an aggregate of $52,000.   The common shares were
issued to four individuals who had a prior relationship with the Company.

On January 2, 1995, the Company declared a dividend to the shareholders of
record on that date.   The dividend was in the form of A, B and C Common
Stock Purchase Warrants.   The dividend was at a rate of one A, one B and one
C warrant for each shares of common stock owned.

The Company also pursued a private placement at $1.50 per common shares during that same period and issued a total of 371,065 to the following individuals. These issuances were made in compliance with Rule 505, Regulation D of the Securities Act of 1933 by Registrant's management,
consultants and selected broker/dealers.   No commissions or other
remuneration was paid to anyone other than a NASD selected broker/dealer.
No general solicitation was utilized.   There was a total of 24 nonaccredited
investors.   The determination of whether an investor was accredited or nonaccredited was based on the responses in the subscription agreement filled out by each investor.

     Date                                                                                Amount of
    Issued     Name                                                                     Common Stock        Amount Paid
    ------     ----                                                                     ------------        -----------

    1/9/95     William Myers                                                                5,000           $7,500 cash
    1/11/95    Lincoln Trust Company, FBO P.L. Lawrence, III                                6,667           $10,000 cash
    1/25/95    Paine Webber, Inc. for Johnny & Barbara Wong                                 3,000           $4,500 cash
    1/25/95    Mike Souchak                                                                 3,000           $4,500 cash
    1/25/95    Earl & Barbara Pickney                                                       6,667           $10,000 cash
    1/25/95    Paine Webber, Inc. for Johnny & Barbara Wong                                 3,000           $4,500 cash
    2/2/95     Barbara Reinstein                                                            3,000           $4,500 cash
    2/13/95    Saran Koplas & Enge                                                          4,000           $6,000 cash
    2/15/95    Myrtle Bearman                                                               3,000           $4,500 cash
    2/15/95    Wendell & Saralou Zimmer                                                     6,000           $9,000 cash
    2/16/95    Robert  Gerner- Keogh                                                        5,500           $8,250 cash
    2/22/95    Richard G. Hinkle                                                            3,000           $4,500 cash
    2/16/95    Robert Gerner M.D.                                                           2,500           $3,750 cash
    2/24/95    Wayne Anderson                                                               6,000           $9,000 cash
    2/24/95    Paul Rice                                                                    2,000           $3,000 cash
    2/24/95    Mark A. Landrigan                                                            3,000           $4,500 cash
    2/25/95    Robert E. Oberndorf                                                          6,000           $9,000 cash
    3/2/95     Michael C. Dickson                                                           3,000           $4,500 cash
    3/25/95    Mr. & Mrs. Richard D. Sutherlin                                              3,000           $4,500 cash
    3/6/95     Robert Kube                                                                  3,700           $5,550 cash
    3/7/95     Shlomo & Gitty Fuhrer                                                        3,000           $4,500 cash
    3/10/95    Lauren Tracy                                                                 3,000           $4,500 cash
    3/10/95    Elizabeth Gheen                                                              9,500           $14,250 cash
    3/10/95    Roger Vosti                                                                  3,000           $4,500 cash
    3/13/95    Paine Webber for Mitsuo Tatsugawa                                            7,500           $11,250 cash
    3/13/95    James Yanai                                                                  5,000           $7,500 cash
    3/15/95    William Hidde                                                                3,000           $4,500 cash
    3/20/95    R.E. Hunt Trust                                                              3,000           $4,500 cash
    3/23/95    Gerald Dooher                                                                5,000           $7,500 cash
    3/23/95    John Engel                                                                   3,000           $4,500 cash
    3/24/95    Michael T. Lloyd                                                             3,000           $4,500 cash
    3/24/95    Hosea E. Taylor Retirement Account                                           3,000           $4,500 cash
    3/28/95    Dorothy J. Filson                                                            7,000           $10,500 cash
    3/30/95    Terrence E. Dooher                                                           5,000           $7,500 cash
    4/3/95     Stephen A. Jones                                                             2,000           $3,000 cash
    4/3/95     David Warren                                                                 5,500           $8,250 cash
    4/7/95     Lynne Gjertsen                                                               2,000           $3,000 cash
    4/14/95    Terry W. King                                                                3,000           $4,500 cash
    4/14/95    Dunvegan Mortgage Corp.                                                      9,000           $13,500 cash
    4/24/95    Roger E. Becker                                                              3,000           $4,500 cash




    4/27/95    Robert Odom                                                                  1,000           $1,500 cash
    4/27/95    Sharon Lunde                                                                 3,000           $4,500 cash
    4/27/95    Donald C. Hardyman                                                           3,000           $4,500 cash
    5/3/95     David E. Black                                                               13,334          $20,000 cash
    5/4/95     Robert G. Schwartz                                                           5,000           $7,500 cash
    5/5/95     Richard S. Zinn                                                              3,000           $4,500 cash
    5/8/95     Dr. & Mr. Oswald Coury                                                       6,000           $9,000 cash
    5/8/95     Keith Maurer                                                                 4,000           $6,000 cash
    5/12/95    Mark A. McAlister                                                            3,000           $4,500 cash
    5/12/95    Joseph Mazurski, Jr.                                                         3,000           $4,500 cash
    5/18/95    James Filson                                                                 3,000           $4,500 cash
    5/18/95    Blayne & Lisa Gumm                                                           9,000           $13,500 cash
    5/26/95    Charlie A. Ker                                                               3,000           $4,500 cash
    5/30/95    Mark W. Maurer                                                               3,000           $4,500 cash
    5/30/95    Paul Maurer                                                                  3,000           $4,500 cash
    5/30/95    Judith R. Maurer                                                             3,000           $4,500 cash
    6/5/95     Suzanne M. Nolan                                                             3,000           $4,500 cash
    6/5/95     Frank P. Roche                                                               1,665          $2,497.50 cash
    6/13/95    Francis Fazzina                                                              3,000           $4,500 cash
    6/20/95    John Fritts                                                                  6,000           $9,000 cash
    6/21/95    Paul Bennett                                                                 17,000          $25,500 cash
    7/5/95     David Blessing                                                                700            $1,050 cash
    7/5/95     James F. Clifford                                                            3,000           $4,500 cash
    7/10/95    Donald Johnson                                                               3,000           $4,500 cash
    7/12/95    Ronald Gluck                                                                 3,000           $4,500 cash
    7/18/95    Norman Krause and Ann R. Goodwin                                             6,000           $9,000 cash
    7/31/95    Dominic J. & Robin E. Cipolla                                                3,000           $4,500 cash
    8/17/95    Dean Witter Reynolds, Inc. for Gene Goulooze                                 12,000          $18,000 cash
    8/21/95    William A. Lawson                                                            6,000           $9,000 cash
    9/5/95     Duane B. Sawtelle                                                            3,000           $4,500 cash
    9/8/95     Bradley J. Lawson                                                            1,300           $1,950 cash
    9/8/95     Kenneth B. Lawson                                                            1,300           $1,950 cash
    9/8/95     Douglas G. Lawson                                                             400             $600 cash
    9/11/95    Anthony E. and Anna L. Gowan                                                 3,000           $4,500 cash
    9/11/95    Elizabeth P. & Claudette L. Ray                                              1,500           $2,250 cash
    9/11/95    Andrew J. Zak                                                                1,000           $1,500 cash
    9/11/95    William C. and Connie A. Noble                                               6,000           $9,000 cash
    9/13/95    Douglas M. Dixon                                                             3,000           $4,500 cash
    9/13/95    Nancy G. Dixon                                                               3,000           $4,500 cash
    9/13/95    Audrey Skinner Geisler Rev. Trust                                            3,000           $4,500 cash
    9/14/95    Marguerite Cook                                                              3,000           $4,500 cash
    9/18/95    Frederick J. Graft Retirement                                                6,000           $9,000 cash
    9/18/95    Delaware Charter & Guarantee for Howe Barnes Investments & Hosea Taylor      1,334           $2,000 cash
    9/21/95    Albert or Cyndee Jarrell                                                     3,000           $4,500 cash

On September 19, 1995, the Company issued 275,000 common shares to Pratt, Wylce & Lords, Ltd. and 67,000 common shares to Alan Filson for consulting services pursuant to the terms of a consulting agreement filed as an exhibit to the registration statement.

On August 28, 1995, the Company issued a total of 1,600 common shares to four employees as bonuses.

The Company issued a total of 137,606 to the following individuals and entities which have had continuing business relationships with the Company and were willing to accept common stock for services and/or products in light of the Company's negative cash flow situation.

       Date                                        # of                             Nature of services and
      Issued        Name                          shares                            value of said services
      ------        ----                          ------                            ----------------------
      1/19/95       Robert & Michele Gordon -      3,000               For marketing consulting services valued at $4,500
      2/15/95       J.D. Lawson                    3,000              For purchase of Chip & Putt product valued at $4,500
      3/2/95        Dickson Tool & Mold            5,000           For production services relating to molds valued at $7,500
      4/13/95       Francine Jacoby                 750                For marketing consulting services valued at $1,125
      6/30/95       Celeste & P. Andrew Nash       1,000                         Employee bonus valued at $1,500
      7/28/95       Hank Johnson                   2,000               For marketing consulting services valued at $3,000
      7/28/96       Bill Thompson                  3,000                 For media consulting services valued at $4,500
      7/28/95       Don Thompson                   6,000             For communication consulting services valued at $9,000
      7/28/95       Jackson Morris                 3,000                       For legal services valued at $4,500
      8/28/95       Steve Solomon                  6,000                         Employee bonus valued at $9,000
      8/28/95       Beverly Evans                  2,000                    For salary compensation valued at $3,000
      8/28/95       Max Battle                     3,000                      For legal services valued at $4,500
      8/28/95       Michael Orr                    1,000          For consulting regarding the golf industry valued at $1,500
      8/30/95       Melody Webber                   300                       For printing services valued at $450
      8/30/95       Cindy Delporte                 4,334                     For marketing services valued at $6,501
      8/30/95       Jerry Hogg                     3,000            For professional golf scouting services valued at $4,500
      8/31/95       Wally Armstrong                10,000                  For endorsement services valued at $15,000
      8/31/95       Douglas Screen Printing        3,000                     For printing services valued at $4,500
      8/31/95       Paul Simmons                   3,000                 For equipment related services valued at $4,500
      9/15/95       Theodore & Signe Keys           200                          Employee bonus valued at $300
      9/26/95       Michael W. Jamison             1,000                 For communication consulting valued at $1,500
      9/26/95       Lacey McClellan                1,500               For marketing consulting services valued at $2,250
      9/28/95       Greg Ortman                    14,667               For professional golf services valued at $22,005
     11/14/95       Peter Groh                     1,834               For financial consulting services valued at $2,751
     11/14/95       Regarding Golf                 5,334         For expert advise regarding the golf industry valued at $8,001
     11/14/95       Robert Bassell                 1,000                          For services valued at $1,500
     11/14/95       Robert Bonefant, Jr.           1,000                          For services valued at $1,500
     11/14/95       Rene Gareau                    4,000                For European marketing Services valued at $6,000
      9/18/95       Jock Terry                     13,500                   For financial services valued at $20,250
     12/27/95       Wes Whitingham                 1,000                          For services valued at $1,500
     12/27/95       Gary Koch                      3,000                          For services valued at $1,500
     12/27/95       Dale Hawkins                   2,666                          For services valued at $3,999
     12/27/95       Andy Bean                      5,000                    For endorsement services valued at $7,500




      1/3/96        Rick Bradshaw                  3,000                          For services valued at $4,500
      1/3/96        Tom Ritenour                    200                           Employee bonus valued at $300
      1/3/96        Tom Lehman                     1,000                   For professional services valued at $1,500
      1/3/96        Gregory Coffin                  200                           Employee bonus valued at $300
      1/3/96        Jim Dent                       1,000                          For services valued at $1,500
      1/3/96        Robert Evans                   14,288                        For inventory valued at $21,432
      1/3/96        Dr. Chas J. Morris              500                            For services valued at $750

During December, 1995 and early January, 1996, the Company issued an additional 11,864 common shares to William Noble, 6,136 common shares to Scott Edmiston, 600 common shares to Zadie Riise Madsen for cash of $1,200. The issuance of these shares were unsolicited.

Due to the integration rules of Section 502(a), all of the above issuances of common stock would be deemed to be integrated and deemed to be part of the same Regulation D offering (Section 505). As a result, the Company obtained subscription agreements from all investors which indicated whether or not the
investors were accredited.   There were a total of 33 non-accredited
investors.   All of the above sales were made without general solicitation.
No commissions were paid to anyone other than registered NASD broker-dealers. The total aggregate value of all of the issuances were substantially less than $5,000,000.

POTENTIAL SECTION 5 VIOLATIONS.   It appears That the securities of
the Company privately placed after October 5, 1995 should be integrated with this offering and thus should have been registered under Section 5 of the
Securities Act of 1933.   In addition, it appears that this registration
statement constitutes a solication of an unregistered offering, requiring registration under Section 5 of the Securities Act, with regard to those shares issued after October 5, 1995, for which the private placement
purchasers are selling shareholders.   As a result, there is potential
contigent liability of the Company arising from the Section 5 violations.


                                                                                                        PAGE IN SEQUENTIAL
EXHIBIT INDEX.                                                                                             NUMBER SYSTEM

      (1)          Not Applicable
      (2)          Not Applicable
      (3)          Articles of Incorporation, Amendments and Bylaws incorporated by to registration statement filed on Form S-1, File #33-97770
      (4)          Specimen certificate for Common Stock - to be filed by amendment
      (5)          Consent and Opinion of Jacobs, Forlizzo & Neal, P.A. regarding legality of securities registered under this Registration Statement and to the references to such attorney in the Prospectus
                   filed as part of this Registration Statement
      (6)          Not Applicable
      (7)          Not Applicable
      (8)          Not Applicable
      (9)          Not Applicable
      (10.1)       License and Technical Assistance Agreement incorporated by reference to registration statement on Form S-1, File #33-97770
      (10.2)       Agreement with The Booklegger incorporated by reference to registration statement on Form S-1, File #33-97770
      (10.3)       Agreement between the Company and Gator Golf incorporated by reference to registration statement on Form S-1, File #33-97770
      (11)         Not Applicable
      (12)         Not Applicable
      (13)         Not Applicable
      (14)         Not Applicable
      (15)         Not Applicable
      (16)         Not Applicable
      (17)         Not Applicable
      (18)         Not Applicable
      (19)         Not Applicable
      (20)         Not Applicable
      (21)         Not Applicable
      (22)         Not Applicable
      (23)         Consent of Winter, Scheifley & Associates, P.C., Certified Public
                   Accountants for the Company
      (24)         Not Applicable
      (25)         Not Applicable
      (26)         Not Applicable
      (27)         Not Applicable
      (28)         Not Applicable
      (99.1)       Personal Services Agreement incorporate by reference to registration statement on Form S-1, File #33-97770
      (99.2)       Lease incorporated by reference to registration statement on Form S-1,
                   File #33-97770
      (99.3)       Consulting Agreement with Pratt, Wylce & Lords, Ltd. incorporated by reference to registration statement on Form S-1, File #33-97770
      (99.4)       Lock Up Agreement incorporated by reference to registration statement on Form S-1, File #33-97770

Item 17.    Undertaking.

      The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the formation set forth in the Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      Delivery of Certificates.

         The undersigned registrant hereby undertakes to provide to the Transfer Agent at the closing, certificates in such denominations and registered in such names as are required by the Transfer Agent to permit prompt delivery to each purchaser.

(c)      Indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in the Company's Articles of Incorporation or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                              SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 as amended to be signed on its behalf by undersigned, thereunto duly authorized, in the city of St. Petersburg, State of Florida on the 24th day of May, 1996.


                                    Level Best Golf, Inc.


                                    /s/ Fred Solomon
                                   -------------------------------------
                                    By: Fred Solomon, President


Pursuant to the requirements of the Securities Act of 1933, this Registration on Form S-1 as amended has been signed by the following persons in the capacities and on the dates indicated.

Signature                                 Capacity                Date


/s/ Fred Solomon                   Chief Operating Officer        5/23/96
- -------------------------------
Fred Solomon                       Chief Executive Officer
                                   Chief Financial Officer
                                         Controller
                                          Director


/s/ James Solomon                  Vice President/Director        5/23/96
- -------------------------------
James Solomon


/s/ Patricia Sanders                 Secretary/Director           5/23/96
- -------------------------------
Patricia Sanders